Exhibit 10.51

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

by and between

NAUTILUS NEUROSCIENCES, INC.,

as Seller

and

DEPOMED, INC.,

as Purchaser

Dated as of December 17, 2013

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE I	PURCHASE AND SALE	1

1.1	Purchase and Sale	1
1.2	Assets Not Being Acquired	3
1.3	Assumed Liabilities	4
1.4	Excluded Liabilities	5
1.5	Purchase Price and Terms	6
1.6	Escrow	7
1.7	Net Sales Milestone Payments	7
1.8	Allocation of Purchase Price	8
1.9	Non-assignable Assets; Certain Consents	9
1.10	Transfer Fees and Taxes	10
1.11	Archival Copies	10

ARTICLE II	CLOSING	11

2.1	Closing Date	11
2.2	Seller’s Closing Deliverables	11
2.3	Purchaser’s Closing Deliverables	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING SELLER	13

3.1	Incorporation and Qualification	13
3.2	Ownership Interests in Other Entities	13
3.3	Capitalization	13
3.4	Authority; Enforceability	13
3.5	No Violation	14
3.6	Consents	14
3.7	Purchased Assets	14
3.8	Financial Statements and Controls	15
3.9	Absence of Undisclosed Liabilities	15
3.10	Accounts Payable	15
3.11	Absence of Certain Changes or Events	16
3.12	Personal Property	17
3.13	Inventory	17
3.14	Intellectual Property	18
3.15	Contracts	19
3.16	Environmental Matters	20
3.17	Tax Matters	21
3.18	Employee Benefits	22
3.19	Employees; Labor Proceedings	23
3.20	Permits	23
3.21	Compliance with Law	24
3.22	Legal Matters	24
3.23	Healthcare Regulatory Matters	24
3.24	Insurance	26
3.25	Product Liability	26
3.26	Absence of Certain Practices	26
3.27	No Affiliate Transactions	26

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

i

3.28	Customers and Suppliers	26
3.29	Government Programs	27
3.30	Brokers and Finders	27
3.31	Solvency	27
3.32	Disclosure	27

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	27

4.1	Incorporation and Qualification	27
4.2	Authority; Enforceability	28
4.3	No Violation	28
4.4	Consents	28
4.5	Legal Matters	29
4.6	Brokers and Finders	29
4.7	Financial Ability to Perform	29
4.8	Projections	29
4.9	Solvency	29

ARTICLE V	COVENANTS AND OTHER AGREEMENTS	29

5.1	Restrictive Covenants of Seller	29
5.2	Non-Disparagement by Purchaser	31
5.3	Transition Plan; Payments Received	32
5.4	Notification to FDA	32
5.5	Cooperation in Litigation	33
5.6	Power of Attorney; Right of Endorsement	33
5.7	Access to Books and Records	33
5.8	Removal of Purchased Assets	34
5.9	Further Assurances	34
5.10	Publicity	35
5.11	Maintenance of Insurance	35
5.12	SEC Filings	35
5.13	Conduct of the Business	36
5.14	Recordation of Transferred Intellectual Property	36
5.15	Notification of Customers and Vendors	36
5.16	Tax Matters	36
5.17	Waiver of Bulk Sales Laws	38
5.18	Anticipated Dissolution of Seller	38
5.19	Use of Seller Brands	38
5.20	Processing of Rebates and Chargebacks	39
5.21	Medicaid Access and Price Reporting	39
5.22	Enforcement of Covenants Not to Compete	39

ARTICLE VI	SURVIVAL; INDEMNIFICATION	40

6.1	Survival of Representations and Warranties and Covenants and Agreements; Indemnification Claims Period	40
6.2	Indemnification Obligations	40
6.3	Limitations on Indemnification Obligations	41
6.4	Indemnification Claim Procedure	42

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.5	Third Party Claims	43
6.6	Recourse Against Insurance	44
6.7	Waiver of Certain Damages	45
6.8	Tax Treatment of Indemnification Payments	45
6.9	Source of Recovery	45
6.10	Exclusive Remedy	46

ARTICLE VII	MISCELLANEOUS	47

7.1	Expenses	47
7.2	Notices	47
7.3	Assignment	48
7.4	Severability	49
7.5	Interpretation	49
7.6	Construction	50
7.7	Amendment and Waiver	50
7.8	Entire Agreement; No Implied Warranties	50
7.9	Counterparts	51
7.10	Governing Law	51
7.11	Consent to Jurisdiction; Waiver of Jury Trial	51
7.12	No Third Party Beneficiaries	52
7.13	Remedies	53
7.14	Relationship of the Parties	53

ANNEX A — Definitions

EXHIBITS:

Exhibit A:	Escrow Agreement
Exhibit B:	Bill of Sale
Exhibit C:	Assignment of Contracts
Exhibit D-1:	Patent Assignment
Exhibit D-2:	Trademark Assignment
Exhibit E:	Transition Plan
Exhibit F:	FIRPTA Certificate
Exhibit G-1:	Seller FDA Letter (NDA)
Exhibit G-2:	Seller FDA Letter (IND)
Exhibit H-1:	Purchaser FDA Letter (NDA)
Exhibit H-2:	Purchaser FDA Letter (IND)
Exhibit I:	Blanket Authorization Letter
Exhibit J:	Letter Agreement

SCHEDULES:

Schedule 1.1(a)	Prepaid Accounts
Schedule 1.1(b)	Equipment and Machinery
Schedule 1.1(c)	Inventory

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Schedule 1.1(d)	Assigned Contracts
Schedule 1.1(e)	Registered Intellectual Property Rights
Schedule 1.1(f)	Telephone and Facsimile Numbers
Schedule 1.2(p)	Other Excluded Assets
Schedule 1.3(a)	Customer Deposits
Schedule 1.3(c)	Other Assumed Liabilities under Seller Permits
Schedule 2.2(c)	Third Party Consents

Disclosure Schedule of Seller

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made as of December 17, 2013, by and between Nautilus Neurosciences, Inc., a Delaware corporation (“Seller”), and Depomed, Inc., a California corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

Seller is engaged principally in the business of researching, developing, testing, licensing, producing, marketing, selling and distributing Seller’s diclofenac potassium for oral solution product referred to as Cambia® (the “Product”) (the “Business”).

Seller desires to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser desires to purchase or otherwise acquire from Seller, certain assets of Seller relating to the Product, on the terms and conditions set forth herein.

Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in Annex A.

AGREEMENT

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                               Purchase and Sale.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, in exchange for the Purchase Price, Seller shall sell or otherwise transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase or otherwise acquire from Seller, all of the right, title and interest of Seller in, to and under the following, but only the following, assets and rights (collectively, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens):

(a)                                 all prepaid accounts and expenses, security and other deposits, unbilled charges and other similar current assets relating to the Product or the Business, all of which are set forth on Schedule 1.1(a);

(b)                                 all equipment and machinery required to manufacture the Product owned by Seller, all of which are set forth on Schedule 1.1(b);

(c)                                  all inventory, including raw materials, work-in-process, samples (other than samples to be destroyed by Seller’s sales representatives in fulfillment of the Transition

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Plan) and finished goods, supplies, spare parts, packaging and other items of inventory (the “Inventory”), all of which, as of December 16, 2013, are set forth on Schedule 1.1(c);

(d)                                 the Contracts (including purchase orders) set forth on Schedule 1.1(d) and all rights thereunder (collectively, the “Assigned Contracts”);

(e)                                  all Intellectual Property Rights, including all Registered Intellectual Property Rights, used in, developed for, held for use in, or relating to, the Product or the Business, other than the Intellectual Property Rights set forth on Schedule 1.2(p) (the “Transferred Intellectual Property”), with all of such Registered Intellectual Property Rights set forth on Schedule 1.1(e);

(f)                                   all rights to telephone and facsimile numbers, including all ten (10)-digit “800”, “888” or similar numbers, used in, developed for, held for use in or relating to, the Product or the Business, all of which are set forth on Schedule 1.1(f), as well as rights to receive mail and other communications addressed to Seller relating to the Product or the Business (including mail and communications from Governmental Authorities, customers, vendors, contract manufacturers, suppliers, distributors, licensors, licensees, agents and others);

(g)                                  the Seller Permits, to the extent transferrable under applicable Law;

(h)                                 all choses-in-action, rights under guarantees and warranties, rights of set-off, rights of recoupment, rights to indemnification, rights to refunds, rights of recovery and similar rights in favor of Seller with respect to any Purchased Asset, any Assumed Liability, the Product or the Business, but excluding (i) the items described on Schedule 1.2(p), (ii) any of the foregoing arising under any Excluded Asset (including any Contract other than an Assigned Contract) or (iii) which cannot be transferred to Purchaser without violation of Law;

(i)                                     the Regulatory Files;

(j)                                    all customer, vendor, contract manufacturer, supplier, distributor, licensor and licensee lists, books, data, records, manuals, ledgers, files, documents, correspondence, forms and other materials and databases (in any form or medium) maintained for, used in, developed for, held for use in, or relating to, the Product or the Business, whether or not maintained at the offices of Seller, including all scientific data associated with the Product (including clinical, pre-clinical, chemistry, formulation, technical, stability and toxicological data), methods, processes, formulas, validations, chemical specifications, chemical and finished goods analytical test methods, studies, advertising and marketing materials, product descriptions and specifications, drawings, price information, package specifications, regulatory files, correspondence, mailing lists, purchase orders, work orders, credit, collection and sales records, sales and promotional materials and records (including collateral, artwork, call lists and distribution history), laboratory notebooks, training manuals and materials, purchasing materials and records, market surveys, market research and related materials, marketing rights, stationery, business procedures, cost and pricing information, business plans, reference catalogs, equipment maintenance data, Paragraph IV litigation files, accounting records, studies, reports and health and safety related documents and data;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(k)                                 any books, records, documents, correspondence or any other documents to the extent they relate primarily or exclusively to the Assumed Liabilities or to any of the Purchased Assets identified in the other provisions of this Section 1.1; provided, however, that any information not related to the Assumed Liabilities or the Purchased Assets may be redacted from such documents; and

(l)                                     all goodwill generated by or otherwise associated with any of the assets or rights identified in the other provisions of this Section 1.1.

1.2                               Assets Not Being Acquired.  Purchaser and Seller expressly understand and agree that Purchaser is not purchasing or acquiring, and Seller is not selling or otherwise transferring, conveying, assigning or delivering, any assets or rights of Seller that are not specifically listed in Section 1.1 as Purchased Assets, and all such other assets and rights shall be excluded from the Purchased Assets (the “Excluded Assets”).  For the avoidance of doubt, Excluded Assets shall include the following, whether or not the same are disclosed to Purchaser in or pursuant to this Agreement or otherwise:

(a)                                 all accounts receivable, notes receivable and other receivables relating to the Product or the Business arising out of the conduct of the Business by Seller or any Affiliate of Seller before the Closing Date;

(b)                                 all cash and cash equivalents, bank accounts and securities of Seller;

(c)                                  all Seller Benefit Plans and all rights in connection with and assets of any Seller Benefit Plans;

(d)                                 all rights, causes of action and Claims that may be asserted against third parties solely arising out of or related to any of the Excluded Assets identified in the other provisions of this Section 1.2 or any of the Excluded Liabilities, including any rights to damages, fees or expenses in connection therewith;

(e)                                  any rights of Seller under this Agreement and the Transaction Documents;

(f)                                   all Tax Returns, financial statements, Tax audit information, organizational documents, minute books, corporate seal, stock records, and correspondence and other documents related exclusively to the foregoing items;

(g)                                  all employee-related or employee benefit-related files or records;

(h)                                 all records, documents and correspondence of Seller specifically relating to the negotiation and consummation of the transactions contemplated hereby, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law;

(i)                                     except as otherwise expressly provided in this Agreement, the Seller Insurance Policies and claims and other rights to proceeds thereof;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(j)                                    all refunds of Taxes for which Seller bears responsibility pursuant to Section 5.16(a) that were paid by Seller or its Affiliates;

(k)                                 any books, records, documents, correspondence or any other documents to the extent they relate solely to Excluded Liabilities or to any of the Excluded Assets identified in the other provisions of this Section 1.2;

(l)                                     all the furnishings, furniture, computer equipment, office and other equipment and supplies, vehicles and other tangible personal property;

(m)                             all computer software and systems (including related documentation) used in, developed for, held for use in, or relating to, the Business, including maintenance agreements related thereto;

(n)                                 all leased real property;

(o)                                 the name “Nautilus” and all variants thereof, and all rights associated therewith; and

(p)                                 the items described on Schedule 1.2(p).

1.3                               Assumed Liabilities.  Subject to the terms and conditions of this Agreement, as partial consideration for the Purchased Assets, at the Closing, Purchaser shall assume and agree to pay, perform and discharge when due the following, but only the following, Liabilities and obligations of Seller, in each case, excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)                                 all customer deposits relating to the Product or the Business arising on or after the Closing, all of which are set forth on Schedule 1.3(a);

(b)                                 all Liabilities arising under or relating to the Assigned Contracts (i) arising on or after the Closing or (ii) of the type referred to in Section 1.3(e)

(c)                                  all Liabilities arising under or relating to the transferred Seller Permits (i) arising on or after the Closing, (ii) of the type referred to in Section 1.3(e) or (g) or (iii) disclosed on Schedule 1.3(c);

(d)                                 all Liabilities of Purchaser or its Affiliates relating to employee benefits, compensation or other arrangements with respect to, or the employment by Purchaser or its Affiliates of, any Transferred Employee arising on or after the Closing;

(e)                                  all Liabilities for Rebates with respect to Product dispensed on or after January 1, 2014, other than any of the foregoing resulting from a breach of any Contract prior or the violation of a government reimbursement program by Seller prior to Closing;

(f)                                   all Liabilities related to returns of the Product received on or after the Closing Date, other than any such returns resulting from a breach of any Contract by Seller prior

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

to the Closing or any violation of a government reimbursement program by Seller prior to the Closing;

(g)                                  all Liabilities for Chargebacks with respect to Product dispensed on or after January 1, 2014, other than any of the foregoing resulting from a breach of any Contract by Seller prior to the Closing or any violation of a government reimbursement program by Seller prior to the Closing; and

(h)                                 all other Liabilities arising on or after the Closing to the extent (but only to the extent) arising out of or relating to the ownership or operation of the Business and the Purchased Assets by Purchaser on or after the Closing.

1.4                               Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Documents, Seller acknowledges that Seller shall retain and satisfy, and Purchaser shall not assume or otherwise be responsible or liable for, any Liabilities or obligations of Seller other than the Assumed Liabilities, whether or not relating to the Purchased Assets or the Business (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, Excluded Liabilities shall include the following, whether or not the same are disclosed to Purchaser in or pursuant to this Agreement or otherwise:

(a)                                 any Indebtedness of Seller for borrowed money, including the Senior Debt;

(b)                                 any Liability with respect to any Proceedings asserted on or prior to the Closing or to the extent the basis of which arose prior to the Closing;

(c)                                  any Taxes for which Seller is liable pursuant to Section 5.16(a);

(d)                                 any Liability resulting from or arising out of any of the Excluded Assets;

(e)                                  any Liability resulting from or arising out of any of the Seller Benefit Plans (whether such Liability arises before, on or after the Closing, including: (i) unfunded Liabilities under any Seller Benefit Plan, (ii) Liabilities with respect to the termination of any Seller Benefit Plan and (iii) any accrued but unpaid Claim under any Seller Benefit Plan);

(f)                                   except as specifically provided in Section 1.3(d), any Liability of Seller relating to or arising out of (i) the employment, or termination of employment, of any Business Employee against Seller, or (ii) workers’ compensation claims of any Business Employee of Seller;

(g)                                  any Liability of Seller to NNI Holdings Corp.;

(h)                                 any Liability of Seller to any holder or former holder of equity interests in Seller or any Affiliate of Seller, in such equityholder’s capacity as such;

(i)                                     any Liability of Seller under this Agreement or the Transaction Documents;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(j)                                    any Liability of Seller for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the Transaction Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby and thereby (including all attorneys’ and accountants’ fees and brokerage fees incurred by or imposed upon Seller);

(k)                                 any Liability under any bulk sales, bulk transfer laws or comparable Laws of any jurisdiction which may be applicable to the transactions contemplated by this Agreement;

(l)                                     all Liabilities for Rebates with respect to Product dispensed prior to January 1, 2014;

(m)                             all Liabilities for Chargebacks with respect to Product dispensed prior to January 1, 2014;

(n)                                 except for any Liability of the type referred to in Section 1.3(e) or (g), any Liability arising under or relating to the Assigned Contracts arising prior to the Closing Date, including any obligation to pay royalties and milestones, as applicable, with respect to Product sold prior to the Closing; and

(o)                                 any Liability resulting from or arising out of the conduct any business by Seller or any Affiliate of Seller (other than the Business) or the ownership of the Excluded Assets, whether before, on or after the Closing.

1.5                               Purchase Price and Terms.

(a)                                 Upon the terms and subject to the conditions contained in this Agreement, as consideration for the Purchased Assets to be sold, transferred, conveyed, assigned and delivered to Purchaser pursuant to Section 1.1, Purchaser shall (i) at the Closing, pay to Seller an aggregate amount equal to Forty Eight Million Seven Hundred Twenty Five Thousand Dollars ($48,725,000) (the “Cash Purchase Price”); (ii) at the Closing, assume the Assumed Liabilities; and (iii) if and to the extent earned in accordance with Section 1.7, pay to Seller the Net Sales Milestone Payment(s) (collectively, the “Purchase Price”).

(b)                                 The Cash Purchase Price shall be paid at the Closing as follows:

(i)                                     to the administrative agent under the Credit Agreement dated as of December 5, 2012 among Seller, as borrower, the lenders party thereto and [***], as agent (the “Senior Debt”), for delivery to the lenders thereunder, [***], which is the amount necessary to satisfy in full the obligations of Seller thereunder in accordance with the Payoff Letter, by wire transfer of immediately available funds to the account specified in the Payoff Letter;

(ii)                                  to Wells Fargo Bank, N.A. (the “Escrow Agent”), Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Escrow Deposit”), in accordance with Section 1.6, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent; and

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(iii)                               to Seller, [***], by wire transfer of immediately available funds to an account designated in writing by Seller.

1.6                               Escrow.  At the Closing, pursuant to and in accordance with Section 1.5(b)(ii) Purchaser shall deposit the Escrow Deposit into an escrow account (the “Escrow Account”) established for such purpose with the Escrow Agent pursuant to an escrow agreement by and among Purchaser, Seller and the Escrow Agent in substantially the form attached to this Agreement as Exhibit A (the “Escrow Agreement”).  The Escrow Deposit shall be held in the Escrow Account until the second (2nd) anniversary of the Closing Date, subject to extension as set forth in the Escrow Agreement (the “Escrow Period”), subject to the terms of the Escrow Agreement, to serve as an escrow fund for the payment of any amount payable to Purchaser pursuant to Section 5.16 and (c) any indemnifiable Losses payable to any Purchaser Indemnified Party pursuant to Article VI.  At the end of the Escrow Period, the amount of the Escrow Deposit then held in the Escrow Account, less any amounts subject to a pending Notice of Claim (as determined in accordance with the Escrow Agreement), and all interest and income earned on the Escrow Deposit, shall be disbursed by the Escrow Agent to Seller in accordance with the terms and conditions of the Escrow Agreement.  Purchaser shall pay the fees and expenses of the Escrow Agent under the Escrow Agreement.

1.7                               Net Sales Milestone Payments.

(a)                                 Purchaser shall pay, without duplication, the following non-refundable, non-creditable, one (1) time net sales milestone payments (the “Net Sales Milestone Payments”) in respect of the Purchased Assets, the first time the applicable “Annual Net Sales” dollar value set forth below is achieved (based on Net Sales of the Product in any full calendar year), in each case, by wire transfer in immediately available funds to an account designated in writing by Seller, which payment shall be made no later than forty five (45) days following the end of the applicable calendar year; provided, that (i) any Net Sales Milestone Payment may be payable in the same calendar year as any other Net Sales Milestone Payment and (ii) any obligation to make a Net Sales Milestone Payment shall be subject to offset as provided in Section 1.7(c) and Section 6.9(a).  Seller acknowledges that the right to receive Net Sales Milestone Payments is not a security, shall not be represented by a certificate or other instrument and shall not represent a security or ownership interest in Purchaser, its Affiliates or any of their respective assets.

Annual Net Sales:	Net Sales Milestone Payment:
[***]	[***]
$100,000,000	[***]

(b)                                 Commencing with the [***] and continuing until the earlier to occur of (i) the payment to Seller of the Net Sales Milestone Payment with respect to the achievement of annual Net Sales of One Hundred Million Dollars ($100,000,000) or (ii) [***] (such period, the “Milestone Period”), within forty five (45) days after the end of each calendar quarter, Purchaser shall deliver to Seller a statement (each, a “Net Sales Statement”) setting forth (A) the amount of Net Sales with respect to such calendar quarter and with respect to the period from January 1 of the calendar year of which such calendar quarter is a part through the end of such calendar quarter and (B) the “gross to net” adjustments with respect to the calculation of Net Sales for

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

such calendar quarter and calendar year (which calculation shall be made in conformity with, and show the individual components of, the definition of Net Sales).

(c)                                  Any dispute with respect to a Net Sales Statement shall be resolved in accordance with Section 5.7(c).  If such resolution results in an adjustment to the amount payable by Purchaser to Seller pursuant to Section 1.7(a), Purchaser shall pay to Seller cash in the amount of such adjustment within five (5) Business Days after such dispute is finally resolved, which payment shall be by wire transfer of immediately available funds to the account designated by Seller.

1.8                               Allocation of Purchase Price.  The Cash Purchase Price and those Assumed Liabilities, costs and other items included in “consideration” for purposes of Code section 1060 (the “Section 1060 Consideration”) shall be allocated among the Purchased Assets in compliance with Code section 1060 and the Treasury Regulations thereunder, in accordance with this Section 1.8 (such allocation, the “Allocation”).  As soon as reasonably practicable (and in any event within one hundred twenty (120) days) after the Closing Date, Purchaser shall prepare and deliver to Seller a proposed Allocation (the “Draft Allocation”).  During the thirty (30) day period following such delivery, Seller may, but shall not be obligated to, dispute any of the items in the Draft Allocation by delivery of a written notice to Purchaser that provides reasonable detail concerning each item in the Draft Allocation that Seller disputes and the basis of such dispute.  If Seller does not deliver such a dispute notice to Purchaser within such thirty (30) day period, the Draft Allocation shall conclusively be deemed the “Final Allocation”, which shall be final and binding upon the Parties.  If Seller delivers such a dispute notice within such thirty (30) day period, then for a period of thirty (30) days after the date of such dispute notice, Purchaser and Seller shall negotiate in good faith to resolve the disputed items.  If Purchaser and Seller resolve all of the disputed items during such thirty (30) day period,  the Draft Allocation shall be revised to reflect such resolution, and as so revised shall be the Final Allocation and shall be final and binding upon the Parties.  [***]  Within fifteen (15) days after the Final Allocation has been determined in accordance with this Section 1.8, Purchaser shall cause to be prepared and delivered to Seller IRS Forms 8594 and any required exhibits thereto, and any similar forms required under applicable state, local or foreign Tax Law, which shall conform to the Final Allocation.  Purchaser and Seller shall each timely file the applicable Form 8594 with the IRS in accordance with the requirements of Code Section 1060 and the Treasury Regulations thereunder, and such other forms with the applicable Governmental Authorities in accordance with the requirements of the applicable Tax Law.  Upon any subsequent payments (or assumption of liabilities) that, under applicable Tax Law, result in an adjustment to the Section 1060 Consideration as previously reported on a Form 8594 filed with the IRS, Purchaser shall prepare a revised Final Allocation and shall deliver to Seller such revised Final Allocation, together with a supplemental Form 8594 (and any supplemental forms required under any other applicable Tax Law) conforming to such revised Final Allocation.  To the extent Seller has any objections to such revised Final Allocation, the Parties will use the same procedures as described above in this Section 1.8 to resolve such dispute.  Upon resolution of such dispute, if any, the Final Allocation (as revised) will be final and binding upon the Parties and the supplemental Form 8594 will be revised to reflect the resolution of any such dispute.  Purchaser and Seller shall each file such supplemental Form 8594 with the Internal Revenue Service in accordance with the requirements of Code section 1060 and the Treasury Regulations thereunder (and any such other supplemental forms with the applicable Governmental Authority in accordance with

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

such other applicable Tax Law).  Purchaser and Seller shall, and shall cause their respective Affiliates to, report, act and file Tax Returns consistent with the Final Allocation (as revised, if applicable) in all respects and for all purposes, and Purchaser and Seller shall not, and shall cause their respective Affiliates to not, take any position, whether on audit, Tax Returns or otherwise, that is inconsistent with the Final Allocation (as revised, if applicable), unless required to do so by applicable Law.

1.9                               Non-assignable Assets; Certain Consents.

(a)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 1.9(a), to the extent that the sale, transfer, conveyance, assignment or delivery, or attempted sale, transfer, conveyance, assignment or delivery, to Purchaser of any Purchased Asset or the assignment or delegation, or attempted assignment or delegation, to Purchaser of any Assumed Liability (in each case other than an Assigned Contract identified with an asterisk on Schedule 1.1(d)) would require the permit, license, variance, exemption, Order, consent, authorization, approval or waiver of a Person (including any Governmental Authority) (an “Other Consent”), and such Other Consent shall not have been obtained prior to the Closing Date, this Agreement shall not constitute a sale, transfer, conveyance, assignment or delivery, or an attempted sale, transfer, conveyance, assignment or delivery, of such Purchased Asset or assignment or delegation, or attempted assignment or delegation, of such Assumed Liability.  Following the Closing, Purchaser shall use commercially reasonable efforts, and Seller shall cooperate with such efforts as Purchaser may reasonably request, to obtain any such Other Consents with respect to any and all of the Purchased Assets and Assumed Liabilities, or any release, substitution or amendment required to novate all of the Purchased Assets and Assumed Liabilities or to obtain in writing the unconditional release of Seller to such arrangements, so that, in each case, Purchaser shall obtain Seller’s right, title and interest to the Purchased Assets and Purchaser shall be solely responsible for the Assumed Liabilities from and after the Closing Date; provided, however, that neither Seller nor Purchaser shall be required to pay any consideration therefor.  Once such Other Consent is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates, or Purchaser shall assume the relevant Assumed Liability to which such Other Consent relates, in each case for no additional consideration.  Applicable Transfer Taxes in connection with such sale, transfer, conveyance, assignment, or delivery shall be paid by Purchaser in accordance with Section 1.10.

(b)                                 To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Purchaser following the Closing pursuant to this Section 1.9 or is not transferred to Purchaser within thirty (30) days following the Closing, Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto.  Purchaser shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date.  To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

with the arrangements under this Section 1.9(b).  The obligations of the Parties under this Section 1.9(b) shall expire on the six (6) month anniversary of the Closing Date.

(c)                                  With respect to the Assigned Contracts designated with an asterisk on Schedule 1.1(d), the Parties desire that the assignment of such Assigned Contract shall be effective on January 1, 2014.  Accordingly, from and after the Closing and through January 1, 2014, Seller shall undertake commercially reasonable efforts to obtain such consents to assignment effective as of January 1, 2014, and Purchaser shall provide such assistance in connection therewith as Seller may reasonably request; provided, however, that neither Seller nor Purchaser shall be required to pay any consideration therefor.  Purchaser acknowledges and agrees that Seller may also deliver a notice of termination of each such Assigned Contract, to become effective no sooner than March 31, 2014.  If the consent to assignment of any such Assigned Contract has not been obtained on or before January 1, 2014, Seller shall continue to perform such Assigned Contract for the benefit of Purchaser until the first to occur of the assignment of such Assigned Contract to Purchaser or the termination of such Assigned Contract, and in connection therewith: (i) Seller shall keep Purchaser reasonably apprised of all requests for payment under such Assigned Contract with respect to Product dispensed on or after January 1, 2014, (ii) shall take such direction from Purchaser as Purchaser may reasonably request with respect to the acceptance or rejection of any such request for payment under such Assigned Contract and with respect to the negotiation or other resolution thereof and (iii) Purchaser shall pay or reimburse Seller for, or otherwise assume financial responsibility for, all amounts that may become payable under such Assigned Contract with respect to Product dispensed on or after January 1, 2014 and, in addition, Purchaser shall indemnify and hold harmless Seller for all acts and omissions of Seller (other than acts or omissions that constitute fraud or bad faith) taken in furtherance of such Assigned Contract during such period at the request of Purchaser.

1.10                        Transfer Fees and Taxes.  Purchaser shall be responsible for, and shall pay, all Transfer Taxes, provided, however, that in the case of any Transfer Taxes that are the responsibility of Seller under applicable Tax Law, Purchaser’s obligation to pay such Transfer Taxes shall be fulfilled by means of a reimbursement to Seller, which reimbursement shall become due promptly after Seller has provided Purchaser with a receipt or some other form of reasonable evidence that Seller has remitted such Transfer Taxes to the appropriate Governmental Authority and a copy of any accompanying Tax Return filed or submitted to such Governmental Authority.  Purchaser shall be entitled to (and Seller shall promptly pay to Purchaser) any refunds of such Transfer Taxes to the extent that Purchaser has made reimbursement for such Transfer Taxes.  Purchaser shall file all necessary Tax Returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall join in the execution of any such Tax Returns and other documentation.  Each Party shall use commercially reasonable efforts to take such actions as the other Party may reasonably request in connection with efforts to mitigate, reduce or eliminate any Transfer Taxes and to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

1.11                        Archival Copies.  Seller may retain copies, solely for purposes of complying with the Seller’s standard archival procedures, of all or any part of the documentation of Seller that is

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

included among the Purchased Assets, provided, however, that such copies shall, for the avoidance of doubt, be treated as Business Confidential Information.

ARTICLE II

CLOSING

2.1                               Closing Date.  The closing for the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P. located at 1001 Page Mill Road, Building One, Suite 200, Palo Alto, California 94304 at 10:00 a.m. (Pacific Standard Time) on the date hereof or at such other place and such other time as Seller and Purchaser may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.2                               Seller’s Closing Deliverables.  At the Closing, Seller shall deliver to Purchaser the following:

(a)                                 a bill of sale, in substantially the form attached to this Agreement as Exhibit B (the “Bill of Sale”), executed by Seller;

(b)                                 an assignment and assumption agreement, in substantially the form attached to this Agreement as Exhibit C (the “Assignment of Contracts”), executed by Seller;

(c)                                  each third party consent identified on Schedule 2.2(c);

(d)                                 a patent assignment, in substantially the form attached to this Agreement as Exhibit D-1, and a trademark assignment, in substantially the form attached to this Agreement as Exhibit D-2 (collectively, the “Assignments of Transferred Intellectual Property”), each executed by Seller;

(e)                                  letters from Seller to the FDA transferring to Purchaser the rights of the Seller Permits issued by the FDA, in the forms attached to this Agreement as Exhibit G-1 and Exhibit G-2 (collectively, the “Seller FDA Letters”), each executed by Seller;

(f)                                   the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(g)                                  a certificate of the Secretary of Seller certifying as complete, accurate and in effect as of the Closing: (i) an attached copy of the certificate of incorporation, certified as of a recent date by the Secretary of State of the State of Delaware and the bylaws of Seller certified as of a recent date by the Secretary of Seller, and (ii) resolutions adopted by Seller’s board of directors and stockholders approving the execution and delivery of this Agreement and each Transaction Document to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers (or equivalent) of Seller executing this Agreement and each Transaction Document to which Seller is or will be a party and any other document relating to the transactions contemplated hereby and thereby;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(h)                                 a payoff letter, in a form reasonably acceptable to Purchaser, with respect to the Senior Debt (the “Payoff Letter”), executed by [***], as agent;

(i)                                     an affidavit of Seller, executed by Seller and dated as of the Closing Date, certifying that Seller is not a “foreign person” within the meaning of Code section 1445, in substantially the form attached to this Agreement as Exhibit F;

(j)                                    an opinion letter of Kelley Drye & Warren LLP;

(k)                                 access to the Purchased Assets that are in the possession or control of Seller (and to the extent existing in physical or electronic form), to assume possession and control thereof;

(l)                                     a letter agreement, in the form attached to this Agreement as Exhibit L, executed by each party thereto;

(m)                             a blanket letter from Seller to each vendor, supplier or manufacturer of the Product authorizing and directing each such Person to disclose Business Confidential Information in the possession of such Person to Purchaser, in substantially the form attached to this Agreement as Exhibit I (the “Blanket Authorization Letter”); and

(n)                                 a properly completed and duly executed IRS Form W-9 establishing that Seller is exempt from backup withholding.

2.3                               Purchaser’s Closing Deliverables.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                 wire transfers of the Cash Purchase Price in the manner provided in Section 1.5(b);

(b)                                 the Assignment of Contracts, executed by Purchaser;

(c)                                  the Assignments of Transferred Intellectual Property, executed by Purchaser;

(d)                                 the Escrow Agreement, executed by Purchaser;

(e)                                  an opinion letter of Baker Botts L.L.P.;

(f)                                   letters from Purchaser to the FDA assuming responsibility for post-Closing obligations for the applicable Seller Permits issued by the FDA, in substantially the forms attached to this Agreement as Exhibit H-1 and Exhibit H-2 (collectively, the “Purchaser FDA Letters”), each executed by Purchaser; and

(g)                                  a certificate of the Secretary of Purchaser certifying as complete, accurate and in effect as of the Closing resolutions adopted by Purchaser’s board of directors, approving the execution and delivery of this Agreement and the Transaction Documents to which Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

and certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement, the Transaction Documents to which Purchaser is or will be a party and any other document relating to the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

3.1                               Incorporation and Qualification.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and corporate authority to own, license, lease or otherwise hold its assets and properties and to carry on its business as it is currently conducted.  Seller is qualified to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in the jurisdictions set forth on Section 3.1 of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which Seller is required to be so qualified, except where the failure to be so qualified and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.  Prior to the Closing Date, Seller has included in the Data Room complete and correct copies of the Organizational Documents of Seller, in each case as in effect as of the Closing.

3.2                               Ownership Interests in Other Entities.  Seller does not own, of record or beneficially, directly or indirectly (a) any shares of capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation; or (b) any equity interest in any limited or unlimited liability company, partnership or other business enterprise.

3.3                               Capitalization.  Section 3.3(a) of the Disclosure Schedule sets forth the name of each equityholder in Seller and the respective ownership percentages of each such equityholder in Seller.  Except as set forth in Section 3.3(b) of the Disclosure Schedule, there are no Contracts to which Seller or, to Seller’s Knowledge, any other Person, is a party with respect to: (i) the issue of any equity interests in Seller, (ii) the voting of any equity interests in Seller (including any proxy or director nomination rights); or (iii) the transfer of any equity interests of Seller.  Seller does not have any obligation (contingent or otherwise) to purchase, redeem, retire, call or otherwise acquire any of its equity interests.  None of the equity securities of Seller are registered or required to be registered under the Exchange Act.

3.4                               Authority; Enforceability.  Seller has the required corporate power and corporate authority to execute and deliver this Agreement and each Transaction Document to which Seller is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and each Transaction Document to which Seller is or will become a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement and each Transaction Document to which Seller is or will become a party has been, or when executed shall be, duly and validly executed by Seller.  Assuming that this Agreement

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

and each Transaction Document to which Seller is or will become a party is a valid and binding obligation of each other party thereto, this Agreement and each such Transaction Document constitutes, or when executed shall constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the Equitable Exceptions.

3.5                               No Violation.  The execution, delivery and performance by Seller of this Agreement and each Transaction Document to which Seller is or will become a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and shall not, directly or indirectly (assuming the consents referred to in Section 3.6 are obtained prior to the Closing), (a) conflict with or violate the Organizational Documents of Seller, (b) result in a violation of any Law applicable to Seller or by which any of the Purchased Assets are bound, or (c) except as set forth in Section 3.5(a) of the Disclosure Schedule, constitute a breach of or result in a default (or an event which, with or without notice or passage of time or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Purchased Assets under any of the terms, conditions or provisions of, any Contract set forth in Section 3.15 of the Disclosure Schedule.  Except as set forth in Section 3.5(b) of the Disclosure Schedule, none of the Assigned Contracts requires the consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with any third party for Seller to enter into this Agreement and each Transaction Document to which Seller is or will become a party or to consummate the transactions contemplated hereby and thereby.

3.6                               Consents.  Except as set forth in Section 3.6 of the Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, Order or approval of, any Governmental Authority is required to be obtained or made in connection with the execution, delivery and performance by Seller of this Agreement or any of the Transaction Documents to which Seller is or will become a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for such declarations, filings, registrations, notices, authorizations, consents, Orders and approvals which, if not obtained or made, would not reasonably be expected to materially diminish or impair the use or value of the Purchased Assets or the value or operation of the Business.

3.7                               Purchased Assets.

(a)                                 The Assigned Contracts include all of the manufacturing and supply Contracts to which Seller is a party, and such Assigned Contracts are all of the Contracts necessary for Purchaser to have the Product manufactured for it in substantially the same manner as the Product is currently manufactured for Seller.  The Transferred Intellectual Property and the Assigned Contracts include all of the Intellectual Property Rights necessary for Purchaser to conduct the Business immediately after the Closing in substantially the same manner that it is currently conducted by Seller, except that Purchaser will not have any rights to Seller’s name other than as set forth in Section 5.19.

(b)                                 Except with respect to Intellectual Property Rights (as to which the sole representations and warranties of Seller are made in Section 3.14), Seller has good and marketable title, or holds valid and enforceable leases or licenses, to all of the Purchased Assets,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

in each case, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens set forth in Section 3.7(b) of the Disclosure Schedule.  At the Closing, Seller will convey, transfer, assign and deliver to Purchaser good title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.  Seller has not granted any rights, options or licenses relating to the Purchased Assets except (i) non-exclusive implied licenses to end-users in the ordinary course of business, (ii) options, licenses or agreements that have been terminated on or prior to the Closing, and (iii) the Assigned Contracts.

3.8                               Financial Statements and Controls.

(a)                                 Attached as Section 3.8 of the Disclosure Schedule are the audited balance sheet of Seller as at December 31, 2011 and December 31, 2012, respectively, together with the related audited statements of operations and cash flows of Seller for the one (1) year periods then ended (the “Audited Financial Statements”), and the unaudited balance sheet of Seller as at October 31, 2013, together with the related unaudited statements of operations and cash flows for the ten (10) month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Seller at the date and for the period indicated and are consistent, in all material respects, with the books and records of Seller (except that the Unaudited Financial Statements lack footnote disclosure and other presentation items, and do not include year-end audit adjustments (which adjustments will not be material, individually or in the aggregate)).

(b)                                 Seller maintains books and records reflecting its assets and liabilities, including the Purchased Assets and the Assumed Liabilities, that are accurate in all material respects.  Seller maintains proper and adequate internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for the assets of Seller; and (iii) access to the assets of Seller is permitted only in accordance with management’s authorization.

3.9                               Absence of Undisclosed Liabilities.  Except as disclosed in the Financial Statements or as set forth in Section 3.9 of the Disclosure Schedule, Seller did not have as of October 31, 2013 (the “Balance Sheet Date”), and has not incurred since the Balance Sheet Date, any Liabilities with respect to the Purchased Assets or the Assumed Liabilities that would be required to be disclosed on a balance sheet of Seller prepared in accordance with GAAP, except for such Liabilities that: (a) were incurred after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to or is in the nature of, any breach of contract or violation of Law); (b) are permitted by this Agreement; (c) are Excluded Liabilities or (d) have been discharged or paid in full or will have been discharged or paid in full prior to the Closing.

3.10                        Accounts Payable.  No accounts payable of Seller related to the Product or the Business have been outstanding for more than sixty (60) days.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

3.11                        Absence of Certain Changes or Events.  Except as set forth in Section 3.11 of the Disclosure Schedule,

(a)                                 since January 1, 2013:

(i)                                     Seller has sold the Product to wholesalers and distributors only in the ordinary course of business; and

(ii)                                  Seller has not engaged in any practice with the intent of increasing the levels of inventory of the Product outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transaction with respect to the Product or the Business;

(b)                                 since the Balance Sheet Date, Seller has not suffered or experienced any changes, events, circumstances or developments which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c)                                  since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course; and

(d)                                 since the Balance Sheet Date, Seller has not:

(i)                                     merged or consolidated with any Person, acquired any equity interest in any Person or entered into a business combination with any Person; or acquired or agreed to acquire any assets that are or will be used in, developed for, held for use in, or related to, the Business, except for acquisitions of Inventory, spare parts, office equipment and supplies and of replacements for worn or obsolete items in the ordinary course of business;

(ii)                                  sold, licensed, leased, subleased, encumbered, assigned or otherwise disposed of, or entered into any Contract to sell, license, lease, encumber, assign or otherwise dispose of, any of its assets used in, developed for, held for use in, or related to, the Product or the Business, other than sales or returns of obsolete or surplus equipment in the ordinary course of business;

(iii)                               authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution;

(iv)                              except as required by Law or any employment agreement with a Business Employee or in the ordinary course of business, (A) paid or agreed to pay any pension, retirement allowance or other employee benefit to any officer, director or management employee of Seller, whether past or present, who performs or performed services in respect of the Business; (B) entered into any new, or materially amended any existing, employment or severance or termination agreement with any officer, director or management employee of Seller who performs services in respect of the Business; (C) became obligated under any new Seller Benefit Plan or employment agreement that was not in existence on June 30, 2013 or amended any Seller Benefit Plan or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

employment agreement in existence on such date if such amendment would have the effect of materially enhancing any benefits thereunder with respect to any Business Employee;

(v)                                 (A) assumed or incurred any Indebtedness (except for accounts payable in the ordinary course of business) that would constitute an Assumed Liability; (B) guaranteed any Indebtedness of any other Person that would constitute an Assumed Liability; or (C) created any Lien on any of the Purchased Assets or the assets of Seller used in, developed for, held for use in, or related to, the Business, except for Permitted Liens;

(vi)                              made any loan or advance to, or guaranteed any Liabilities of, any Person that would constitute a Purchased Asset;

(vii)                           except in the ordinary course of business, (A) entered into any Contract with respect to the Product or the Business; or (B) modified, rescinded, terminated, waived, released or otherwise amended in any material respect any of the terms or provisions of any Assigned Contract;

(viii)                        made any material change in its accounting policies, other than as required by GAAP or applicable Law;

(ix)                              to the extent related to, or otherwise having any effect on the Business, and except as consistent with past practice and as would not result in penalties or late charges or adversely affect Seller’s relationship with vendors, suppliers or licensors, delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of Seller;

(x)                                 incurred any material damage, destruction or loss, or made or filed any Claim concerning any such damage, destruction or Loss (whether or not covered by insurance), or experienced any condemnation or other taking, in each case with respect to any asset used in, developed for, held for use in, or related to, the Product or the Business and which adversely affects Seller, the Product or the Business; or

(xi)                              entered into any Contract to take any of the actions set forth in this Section 3.11.

3.12                        Personal Property.  The tangible personal property included in the Purchased Assets is in good operating condition and repair (reasonable wear and tear excepted) and adequate for the purposes for which it is currently used.  There are no pending or, to Seller’s Knowledge, threatened, condemnation or similar Proceedings against Seller or any of the Purchased Assets or any item of personal property used in, developed for, held for use in, or relating to, the Product or the Business.

3.13                        Inventory.  The Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items in commercially reasonable amounts.  All trade inventories of the Product comprising part of the Inventory have the expiration dates as set forth in Section 3.13 of the Disclosure Schedule.  To Seller’s Knowledge, all of the Inventory is, as of the Closing,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

free of defects (including defects in packaging, labeling, and storage) and systematic or chronic problems and complies in all material respects with all applicable specifications and all applicable Law, including all regulatory requirements and environmental Laws, including cGMP, and may be introduced into interstate commerce in the United States in accordance with applicable Law.  All Inventory that has been returned, has expired or has been deemed unusable or not fit for sale, has been or will be destroyed in accordance with the policies of Seller and applicable Law.  For purposes of this Agreement, “cGMP” means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials.

3.14                        Intellectual Property.

(a)                                 All of the Transferred Intellectual Property is either (i) owned exclusively by Seller free and clear of all (A) Liens (other than Permitted Liens and the Liens set forth on Section 3.14(a)(i) of the Disclosure Schedule) and (B) except as set forth in Section 3.14(a)(ii) of the Disclosure Schedule, any requirement of any royalty, milestone or similar payments or (ii) licensed to Seller pursuant to an Assigned Contract on the terms and conditions set forth therein.

(b)                                 Section 3.14(b) of the Disclosure Schedule identifies a complete and correct list of any registrations or applications for registration of any Transferred Intellectual Property that is owned by Seller or licensed by Seller from APR Applied Pharma Research S.A. (collectively, the “Registered Intellectual Property Rights”) and the current status of all Registered Intellectual Property Rights.  All Registered Intellectual Property Rights (i) have been duly filed or registered with the applicable Governmental Authority and properly maintained in all material respects, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions and (ii) have not lapsed or expired.  Seller has complied in all material respects, including the duty to disclose and applicable duties of candor, in the filing, maintaining and prosecution of the Registered Intellectual Property Rights.

(c)                                  To Seller’s Knowledge, the operation of the Business by Seller does not infringe, violate, conflict with or constitute a material misappropriation of any Intellectual Property Right of any Person (including rights to privacy or publicity) or constitute unfair competition or an unfair trade practice under applicable Law.  Seller has not received any written notice from any Person notifying Seller of, or requesting, that in relation to the Product, the Purchased Assets (including the Transferred Intellectual Property) or the Business, Seller enter into a license, under any Intellectual Property Right of such Person.  To Seller’s Knowledge, there is currently no infringement by any Person of any Seller Intellectual Property.

(d)                                 Except as set forth on Section 3.5 of the Disclosure Schedule, neither this Agreement nor each Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will result in the loss or impairment of any Transferred Intellectual Property.

(e)                                  Seller has taken reasonable steps to protect, maintain, and safeguard the Seller Intellectual Property for which improper or unauthorized disclosure would impair in any material respect the value of such Seller Intellectual Property.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(f)                                   To Seller’s Knowledge, no current employee of Seller is in material violation or material breach of any term of any Contract with Seller relating to the nondisclosure or confidentiality of intellectual property rights or of non-compete covenants designed to protect intellectual property rights.

3.15                        Contracts.

(a)                                 Section 3.15(a) of the Disclosure Schedule lists, under the relevant heading, all written and, to Seller’s Knowledge, oral Contracts to which Seller is a party or by which Seller is bound, which relate to the Purchased Assets or the Business and which fall within any of the following categories:

(i)                                     each Contract (A) requiring a payment, or a commitment to make a payment, by Seller in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the one (1) year period ending on the first (1st) anniversary of the Closing Date or (B) which requires a payment, or a commitment to make a payment, by Seller in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the one (1) year period ending on the Closing Date;

(ii)                                  each Contract with a customer of Seller that requires payments to Seller that were in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the one (1) year period ending on the Closing Date;

(iii)                               each Contract imposing any material restrictions on the ability of Seller to engage in any line of business, or otherwise imposing material limitations on the conduct of business by Seller;

(iv)                              each Contract relating to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

(v)                                 each Contract providing for the guaranty by Seller of any Liability of any Person other than Seller; or any Contract that includes any requirement that Seller provide indemnification to or otherwise support the business or Liabilities of any other Person;

(vi)                              each Contract not fully performed for the purchase of any services, equipment or fixed assets by Seller related to the Business or any of the Purchased Assets, for a price in excess of Fifty Thousand Dollars ($50,000) in the aggregate over a twelve (12) month period;

(vii)                           each Contract under which Seller is lessee of, or holds or operates any Purchased Asset for which the annual rental payments exceed Fifty Thousand Dollars ($50,000);

(viii)                        each Contract providing for the license or other grant to Seller of the right to use any Seller Intellectual Property, other than software that (A) is commercially available without customization, (B) has general applicability to businesses

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

and (C) requires aggregate payments during any calendar year of any kind, including upfront or annual maintenance fees, of less than Ten Thousand Dollars ($10,000);

(ix)                              each Contract involving or resulting in a commitment of Seller to make a capital expenditure or to purchase a capital asset involving at least Fifty Thousand Dollars ($50,000);

(x)                                 each Contract that obligates Seller to obtain all or a substantial portion of its requirements for any goods or services from, or, except for Contracts with customers, supply all or a substantial portion of the requirements for any goods or services of, any other Person, in each case which could be binding on Purchaser or any of its Affiliates after the Closing;

(xi)                              each Contract to enter into any of the foregoing;

(xii)                           each assignment document covering any Transferred Intellectual Property; and

(xiii)                        each (A) Contract that Seller reasonably considers to be material to the Purchased Assets, the Assumed Liabilities or the operation of the Business and (B) Assigned Contract, in each case, not included in the preceding clauses (i) through (xii).

(b)                                 All Assigned Contracts are valid and binding obligations of Seller and, to Seller’s Knowledge, valid and binding obligations of each other parties thereto, subject to the Equitable Exceptions.  Seller has performed in all material respects all obligations required to be performed by Seller under the Assigned Contracts and is not (with or without the lapse of time or giving of notice or both) in breach, violation or default under any of the Assigned Contracts in any material respect, and to Seller’s Knowledge, no other party thereto is (with or without the lapse of time or giving of notice or both) in breach, violation or default thereunder in any material respect.  No other party to any of the Assigned Contracts has delivered to Seller a written or, to Seller’s Knowledge, oral, notice that such other party intends to terminate such Assigned Contract or its relationship with Seller.  Prior to the Closing Date, Seller has included in the Data Room true and correct copies of each Assigned Contract.  Except as set forth in in Section 3.15(b) of the Disclosure Schedule, each Assigned Contract is assignable or transferable to Purchaser without (i) the written consent of, or prior written notice to, any other party thereto or (ii) the making of any payment or grant of any other consideration, rights or license to any other party thereto or any Person.

3.16                        Environmental Matters.

(a)                                 Seller conducts its business and operations in material compliance with all applicable Environmental Laws and holds, and is in material compliance with, all Seller Permits required under applicable Environmental Laws.  Seller has not received any written notice of any Proceeding that remains outstanding and that asserts any liability on the part of Seller either under any Environmental Law or otherwise in respect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substances.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 To Seller’s Knowledge, there are no PCBs, asbestos, urea formaldehyde or radioactive substances on, under or in any property, facility or equipment occupied, owned or used by Seller.

3.17                        Tax Matters.

(a)                                 Seller has timely filed or caused to be filed (taking into account any validly obtained extensions) with the appropriate Tax authority all Income Tax Returns that are required to be filed by (or in the case of consolidated or combined Income Tax Returns, with respect to) Seller, and all material other Tax Returns that are required to be filed by Seller.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Seller has properly withheld and paid all Taxes it is required to have withheld and paid in connection with amounts paid or owing by it to any Person.

(c)                                  Except as set forth in Section 3.17(c) of the Disclosure Schedule, no action, suit, proceeding, examination, audit, assessment, deficiency, claim or dispute concerning the Tax liability of the Seller has been asserted or, to Seller’s Knowledge, proposed by any Governmental Authority for any Tax period for which the statute of limitations has not expired.

(d)                                 Section 3.17(d) of the Disclosure Schedule: (i) indicates those Tax Returns that have been audited and (ii) identifies those Tax Returns that currently are the subject of audit. Seller has made available to Purchaser correct and complete copies of (A) all Income, franchise, payroll and sales and use Tax Returns filed by Seller and (B) all examination reports and statements of deficiencies assessed against or agreed to by Seller, in the case of each of (A) and (B) for all taxable period ending on or after December 31, 2010.

(e)                                  Except as set forth at Section 3.17(e) of the Disclosure Schedule, Seller has not waived (or been requested to waive) any statute of limitations in respect of Taxes or agreed (or been requested to agree) to any extension of time with respect to a Tax assessment or deficiency.

(f)                                   Seller is not a party to any Tax allocation or sharing agreement.  Seller has not been a member of an Affiliated Group (other than a group the common parent of which was NNI Holdings Corp.) and has no liability for the Taxes of any other Person (other than NNI Holdings Corp., as common parent of the Affiliated Group of which Seller is a member) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), by contract, as a successor or transferee or otherwise.

(g)                                  Seller has not been a party to any ‘‘listed transaction,’’ as defined in Code section 6707A(c)(2) and Treasury Regulation section 1.6011-4(b)(2).

(h)                                 There are no Liens with respect to Taxes, nor, to Seller’s Knowledge, is any Tax authority in the process of imposing any Lien for Taxes, upon any of the Purchased Assets, other than with respect to Taxes (i) not yet due and payable or (ii) being contested in good faith and which are set forth in Section 3.17(h) of the Disclosure Schedule.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(i)                                     No written claim has been made by any Tax authority that Seller is or may be subject to taxation, with regard to the Business or the Purchased Assets, in a jurisdiction where Seller does not file a Tax Return.

(j)                                    None of the Purchased Assets is subject to or owned by any Tax partnership, as defined in Code section 761 and the related U.S. Treasury regulations, or any analogous provision of applicable Tax Law.

(k)                                 Seller has voluntarily filed IRS Form 8947 with respect to the 2012 sales year.  Seller has not received any notice from the IRS of any Branded Prescription Fee due and payable with respect to sales by the Business for any sales year.

(l)                                     Seller has not entered into any Tax abatement or Tax credit agreements with any Tax authority relating to Taxes with respect to the Business or the Purchased Assets which would be binding on Purchaser or its Affiliates.  Seller has not recorded a reserve for Tax Liabilities for financial accounting purposes due to (i) possible nexus in a jurisdiction in the United States in which Seller has not filed Tax Returns as a result of the operation, ownership or use of the Purchased Assets or the Business; or (ii) possible permanent establishment in a jurisdiction outside the United States in which Seller has not filed Tax Returns as a result of operation, ownership or use of the Purchased Assets or the Business.

(m)                             None of the Purchased Assets (i) is property required to be treated as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Code section 168(h)(1) or (iii) is “tax-exempt bond financed property” within the meaning of Code section 168(g).

3.18                        Employee Benefits.

(a)                                 Seller has made all contributions required to be made to or with respect to each Seller Benefit Plan and paid or accrued all liabilities on account of each Seller Benefit Plan in existence on or prior to the Closing Date, in each case to the extent applicable to the Business Employees.

(b)                                 No Seller Benefit Plan is, and neither Seller nor any ERISA Affiliate of Seller has ever sponsored a Benefit Plan that is or was, subject to Title IV of ERISA or Section 412 or 430 of the Code.  Except as set forth in Section 3.18(b) of the Disclosure Schedule, Seller does not have any obligation to provide postretirement medical or life insurance benefits to Seller’s current or former employees or other parties providing services in respect of the Business, or any dependent or beneficiary thereof, except as otherwise required under state or Federal benefits continuation laws. No Seller Benefit Plan is, and Seller and Seller’s ERISA Affiliates have never contributed to or been obligated to contribute to, a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) under Subtitle E of ERISA.

(c)                                  Except as set forth in Section 3.18(c) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) result in any payment becoming due, or increase the amount of any compensation due, to any Business

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Employee; (ii) increase any benefits otherwise payable under any Seller Benefit Plan to any Business Employee; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

3.19                        Employees; Labor Proceedings.

(a)                                 A list of all employees of Seller as of the Closing Date (the “Business Employees”) in set forth in Section 3.19(a) of the Disclosure Schedule, which list includes each Business Employee’s name and title or position.

(b)                                 Seller is in compliance with, and has in the past complied with, in all material respects, all applicable Laws relating to employment, employment practices, terms and conditions of employment and wages and hours with respect to the Business (collectively “Labor Laws”).

(c)                                  There are no material Proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to any Labor Laws.

(d)                                 None of the employees of Seller is in a bargaining unit represented by a union that has been recognized by Seller.  To Seller’s Knowledge, there are no pending petitions and no pending charges on file with the National Labor Relations Board, and there are no known efforts by employees to attempt to form a bargaining unit for the purpose of collective bargaining under the National Labor Relations Act.  There are no collective bargaining agreements with Seller in effect or that are currently being negotiated by Seller.  There are no threatened or actual strikes, slowdowns, work stoppages, lockouts, protests or bannering activity by or with respect to the employees of Seller.

(e)                                  Seller has not effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of Seller; or (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not constitute a “plant closing” or “mass layoff”.

3.20                        Permits.  Section 3.20 of the Disclosure Schedule sets forth an accurate and complete list of all permits, licenses, franchises, variances, exemptions, Orders and other authorizations, certificates, consents and approvals of, with or from any Governmental Authority necessary for Seller to conduct the Businesses as currently conducted and has been conducted prior to the Closing Date and to own the Purchased Assets (collectively, the “Seller Permits”).  Each of the Seller Permits is in full force and effect, Seller is in compliance in all material respects with, and is not in material violation of any of, the terms, conditions and requirements of the Seller Permits, and Seller has not received any written notice from any Governmental Authority that it is in violation of any of the terms, conditions and requirements of the Seller Permits.  Seller has not received any written, or to Seller’s Knowledge, oral, notice with respect to any failure by Seller to timely possess any permit, license, franchise, variance, exemption, Order or other authorization, certificate, consent or approval of, with or from any Governmental Authority.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

3.21                        Compliance with Law.  Except with respect to: (a) environmental matters (as to which Seller’s sole representations and warranties are in Section 3.16); (b) Tax matters (as to which Seller’s sole representations and warranties are in Section 3.17); (c) employee benefit plan and ERISA matters (as to which Seller’s sole representations and warranties are in Section 3.18); (d) Labor Laws (as to which Seller’s sole representations and warranties are in Section 3.19); (e) healthcare regulatory matters (as to which Seller’s sole representations and warranties are in Section 3.23); and (f) Foreign Corrupt Practices Act and unlawful payments (as to which Seller’s sole representations and warranties are in Section 3.26), and except as set forth in Section 3.21 of the Disclosure Schedule, Seller is in compliance in all material respect with, and is not in material violation of or non-compliance with, nor since January 1, 2012 has Seller received any written notice of any violation of or non-compliance with, any applicable Law (including any Order) with respect to the Product, the Business or the ownership or operation of the Purchased Assets.  Except as set forth in Section 3.21 of the Disclosure Schedule, no such written notice alleges a violation or instance of non-compliance that is pending or remains unresolved.

3.22                        Legal Matters.  Except as set forth in Section 3.22 of the Disclosure Schedule: (a) there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller, the Business or any of the Purchased Assets before any Governmental Authority and (b) there are no Proceedings that have been brought by Seller or that Seller intends to initiate with respect to the Business or any of the Purchased Assets.  Seller is not a party to or bound by any Order or similar restriction (i) with respect to the Purchased Assets or the Business or (ii) which would otherwise reasonably be expected to have an adverse impact on the ability of Seller or, after the Closing, Purchaser to conduct the Business.  None of the Purchased Assets is subject to an Order or similar restriction and Seller is not subject to any Order that prohibits or restricts the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.  Except as set forth in Section 3.22 of the Disclosure Schedule, Seller has not received or been notified in writing or, to Seller’s Knowledge, orally of any Paragraph IV Certification Notice in accordance with 21 U.S.C. § 355(j)(2)(B) advising Seller of the filing of an Abbreviated New Drug Application with respect to the Product (“ANDA”).  To Seller’s Knowledge, except as set forth in Section 3.22(c) of the Disclosure Schedule, no ANDA filing has been threatened with respect to the Product.

3.23                        Healthcare Regulatory Matters.

(a)                                 The Product has been researched, developed, tested, manufactured, supplied, promoted, distributed, marketed, commercialized, stored and sold, as applicable, by Seller and, to Seller’s Knowledge, by each other Person on behalf of Seller, in compliance in all material respects with (i) all applicable Health Laws and (ii) all Seller Permits.  The Product is not adulterated or misbranded within the meaning of the FDA Act or any similar governmental act or Law of any jurisdiction.  The clinical trials (including any post-marketing studies) conducted by or on behalf of Seller relating to the Product were conducted in all material respects in accordance with all applicable Laws and all applicable clinical trial protocols, informed consents and applicable requirements of the FDA.

(b)                                 Seller has made available to Purchaser complete and correct copies of (i) each NDA and each Investigational New Drug application (“IND”) submitted by or on behalf of Seller to the FDA with respect to the Product; (ii) all other material document, correspondence,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

filing or other communication submitted to a Regulatory Authority or the Department of Justice by or on behalf of Seller or received from a Regulatory Authority or the Department of Justice by or on behalf of Seller, in each case, with respect to the Product, the Purchased Assets or the Business; (iii) all material scientific, clinical and safety data of Seller with respect to the Product; and (iv) all audit reports performed by Seller or on its behalf to assess Seller’s compliance with applicable Health Laws.

(c)                                  Except as described in Section 3.23(c)(i) of the Disclosure Schedule, Seller has not received, nor with respect to the Product is there any pending or outstanding:  (i) Form 483 observations, FDA warning letters or post-sale warnings or other regulatory warning letters or sanctions; (ii) inspectional observations or establishment inspection reports reciting penalties for corrective or remedial action or requiring corrective action plans; (iii) field notifications or alerts; (iv) import alerts, holds or detentions; or (v) other documents that, in the case of each of the preceding clauses (i) through (iv), have been received by Seller from the FDA or any other Governmental Authority relating to the Product, or any facility in which the Product is manufactured, packaged or stored, and that assert ongoing material lack of compliance with any such Laws by Seller.

(d)                                 Seller is not in violation of, and, to Seller’s Knowledge, Seller is not the subject of, any pending investigation by a Governmental Authority regarding activities prohibited under, the U.S. Anti-Kickback Act (42 U.S.C. § 1320a-7b(b), et seq.), the U.S. Stark Law (42 U.S.C. § 1395nn), the U.S. False Claims Act (31 U.S.C. § 3729, et seq.), the Trade Agreements Act (19 U.S.C. §§2501-2581) or any other Laws governing participation in United States healthcare programs, or any comparable state or foreign Laws.  There is no Proceeding pending or, to Seller’s Knowledge, threatened in writing against Seller that would reasonably be expected to result in the exclusion of Seller from any third party payment program in which they participate.

(e)                                  Seller has not received any written notice from the FDA or any other Governmental Authority that it has commenced, and to Seller’s Knowledge neither the FDA nor any other Governmental Authority has threatened to commence, any action to withdraw its approval or request the recall of the Product, or commenced, or to Seller’s Knowledge threatened to commence, any action to enjoin production at any facility at which the Product is manufactured.

(f)                                   Seller has not, and to Seller’s Knowledge, no director, officer, employee or agent of Seller has, committed an act, made a statement, or failed to make a statement, that would reasonably be expected to provide a basis for any Governmental Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case as related to the Product, the Purchased Assets or the Business.  Seller, and, to Seller’s Knowledge, no director, officer, employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws.  Seller has not, and, to Seller’s Knowledge, no director, officer, employee or agent of Seller has been, convicted of any crime or engaged in any conduct for which such Person could

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.

(g)                                  The annual Prescription Drug User Fees for the Products due for all time periods prior to the Closing have been timely paid by Seller in full when due.

3.24                        Insurance.  Section 3.24 of the Disclosure Schedule contains a complete and correct list of all fire and casualty, liability, errors and omissions, workers’ compensation, title, directors and officers and other forms of insurance owned or held by Seller (or covering its assets or businesses) in connection with the Business (collectively, the “Seller Insurance Policies”).  Seller maintains the Seller Insurance Policies in such amounts, and with such deductibles and against such risks and losses, as are customary for companies of similar size in Seller’s industry, and also maintain all policies of insurance which are required by their respective written or, to Seller’s Knowledge, oral Contracts, in such amounts as is specified in such Contracts.  All of the Seller Insurance Policies are currently in effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by Seller with respect to any such policy.  There is no claim pending under any of the Seller Insurance Policies relating to the Product, the Business or the Purchased Assets as to which coverage has been insufficient, questioned, denied or disputed by any underwriter of any Seller Insurance Policy.

3.25                        Product Liability.  No product liability or warranty claims exist or have been made in writing, or to Seller’s Knowledge, orally, to Seller and, to Seller’s Knowledge, no such claims have been threatened against Seller, in each case, relating to the Product or the Business.  To Seller’s Knowledge, no events or circumstances have occurred that relate to the Product or the Business that would reasonably form the basis for a product liability claim.  There is no Order outstanding against Seller (or to Seller’s Knowledge, any other Person or entity) relating to product liability or manufacturing defect claims with respect to the Product.

3.26                        Absence of Certain Practices.  Seller has not, and to Seller’s Knowledge, no employee, officer, director or agent of or other Person associated with or acting on behalf of Seller has, directly or indirectly, (a) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (b) used any Seller funds for (i) any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) any bribe, payoff, influence payment, kickback or other similar unlawful payment.

3.27                        No Affiliate Transactions.  Except as set forth in Section 3.27 of the Disclosure Schedule, there are no transactions or Contracts between Seller and any of its officers, directors or Affiliates with respect to the Business.  Seller has not, since the Balance Sheet Date, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer Seller.

3.28                        Customers and Suppliers.  Section 3.28(a) of the Disclosure Schedule contains a list of the five (5) largest customers and the three (3) largest suppliers of Seller for the twelve (12) month period ended October 31, 2013 (measured by revenue to Seller with respect to customers and payments by Seller with respect to suppliers) with respect to the Business.  To

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Seller’s Knowledge, since January 1, 2013, no customer or supplier listed on Section 3.28(a) of the Disclosure Schedule has cancelled or otherwise terminated, or made a material adverse change in, or made any written threat to Seller that such customer or supplier plans to cancel or otherwise terminate or make a material adverse change in, its relationship with Seller.  Section 3.28(b) of the Disclosure Schedule sets forth each order for Product shipped by Seller during the period beginning December 1, 2013 through the date immediately preceding the Closing Date.  Section 3.28(c) of the Disclosure Schedule sets forth each open order for Product received but not shipped through the date immediately preceding the Closing Date.

3.29                        Government Programs.  Except as set forth on Section 3.29 of the Disclosure Schedule, the Product is not (a) listed under the Federal Supply Schedule of the U.S. Department of Veterans Affairs, (b) covered by or reimbursed under any federal or state Medicaid or other health care program pursuant to a Contract to which Seller is a signatory or (c) covered by or reimbursed under any military or U.S. Department of Veterans Affairs program pursuant to a Contract to which Seller is a signatory, in each case, to the extent Seller is or would be required to pay any rebates, chargebacks or discounts with respect to the Product or to make or submit any “average price”, “best price” or other similar calculation.

3.30                        Brokers and Finders.  Except as set forth in Section 3.30 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of Seller.

3.31                        Solvency.  Seller is not currently Insolvent and Seller shall not be rendered Insolvent by any of the transactions contemplated by this Agreement.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Seller shall be able to pay its Liabilities as they become due in Seller’s ordinary course of business; (b) Seller shall not have unreasonably small capital with which to conduct its present or proposed business; and (c) Seller shall have assets (calculated at fair market value) that exceed its Liabilities.

3.32                        Disclosure.  None of this Agreement, any Schedule, any Exhibit, the Disclosure Schedule or any Transaction Document contains any untrue statement of a material fact, or, to Seller’s Knowledge, omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1                               Incorporation and Qualification.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of standing under the Laws of the State of California.  Purchaser has all the required corporate power and corporate authority to own, license, lease or otherwise hold and operate its assets and to carry on its business as currently

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

being conducted.  Purchaser is qualified to transact business and in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, licensed, leased or otherwise held by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby and thereby.

4.2                               Authority; Enforceability.  Purchaser has the required corporate power and corporate authority to execute and deliver this Agreement and each Transaction Document to which Purchaser is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which Purchaser is or will become a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and each Transaction Document to which Purchaser is or will become a party has been, or when executed shall be, duly and validly executed by Purchaser.  Assuming that this Agreement and each Transaction Document to which Purchaser is or will become a party is a valid and binding agreement of Seller (if Seller is a party thereto), this Agreement and each such Transaction Document constitutes, or when executed shall constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Equitable Exceptions.

4.3                               No Violation.  The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which Purchaser is or will become a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and shall not, directly or indirectly: (a) conflict with or violate the Organizational Documents of Purchaser, (b) result in a violation of any Law applicable to Purchaser or by which any of its assets are bound or (c) constitute a breach of or result in a default (or an event which, with or without notice or passage of time or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the material assets or properties of Purchaser under any of the terms, conditions or provisions of any written or, to the Knowledge of Purchaser, oral Contract to which Purchaser is a party or by which Purchaser or any of its assets is bound, except in the cases of clauses (b) and (c) above, where the violation, breach, default, termination, acceleration or Lien would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

4.4                               Consents.  Except the filings by Purchaser required under the Exchange Act, no declaration, filing or registration with, or notice to, or authorization, consent, Order or approval of, any Governmental Authority is required to be obtained or made in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Documents to which Purchaser is or will become a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

4.5                               Legal Matters.  There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its assets before any Governmental Authority, or any Orders outstanding against Purchaser, in each case that would adversely affect Purchaser’s ability to perform its obligations under this Agreement and the Transaction Documents to which Purchaser is or will become a party or the right of Purchaser to enter into this Agreement or any of the Transaction Documents to which Purchaser is or will become a party or to consummate the transactions contemplated hereby or thereby.

4.6                               Brokers and Finders.  No agent, broker, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of Purchaser or any of its representatives or Affiliates.

4.7                               Financial Ability to Perform.  Purchaser has cash on hand and committed financing that, together, will at the Closing be sufficient to consummate the transactions contemplated by this Agreement, upon the terms contemplated by this Agreement, and to pay its transaction fees and expenses.

4.8                               Projections.  Purchaser agrees and acknowledges that neither Seller nor any of its Affiliates nor any of its or their respective representatives has made, and Seller is not making, any representations and warranties with respect to any projections, estimates or budgets made available to Purchaser, its Affiliates or any of its or their respective representatives by Seller, its Affiliates or any of their respective representatives concerning any future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller, except as expressly set forth in Article III.

4.9                               Solvency.  Purchaser is not currently Insolvent and Purchaser shall not be rendered Insolvent by any of the transactions contemplated by this Agreement.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Purchaser shall be able to pay its Liabilities as they become due in its ordinary course of business; (b) Purchaser shall not have unreasonably small capital with which to conduct its present or proposed business; and (c) Purchaser shall have assets (calculated at fair market value) that exceed its Liabilities.  In connection with the transactions contemplated by this Agreement and the Transaction Documents, Purchaser has not incurred, and shall not incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

5.1                               Restrictive Covenants of Seller.  As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby agrees as follows:

(a)                                 Confidentiality.  Seller shall not, and shall cause each of Seller’s Affiliates to not, at any time from and after the Closing, disclose to any Person or use for any purpose other

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

than exercising its rights and performing its obligations under this Agreement and the Transaction Documents to which it is a party, any Business Confidential Information; provided, however, that Seller and its Affiliates may make such disclosures of Business Confidential Information as are required under applicable Law or securities exchange listing requirements, in each case as long as Seller or such Affiliate: (i) provides reasonable advance notice of such requirement to Purchaser so that Purchaser may seek a protective order or other appropriate remedy; (ii) reasonably cooperates with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded to such information, and (iii) discloses only such information as it is legally required to disclose.  Prior to the dissolution of Seller in accordance with Section 5.18, Seller shall use commercially reasonable efforts (recognizing that Seller will actively take steps to wind-up its affairs and distribute substantially all of its assets as promptly as practical after the Closing Date during this period and taking into account the personnel and financial resources available to Seller from time to time during such period) to prevent the unauthorized or illegitimate use or disclosure of Business Confidential Information by any Person who has received Business Confidential Information from Seller, or any Affiliate of Seller, prior to the Closing Date.  From and after the dissolution of Seller in accordance with Section 5.18, the Seller Representative shall notify Purchaser in writing of any such unauthorized or illegitimate use or disclosure of Business Confidential Information of which the Seller Representative becomes aware and assign (subject to any applicable statutory, contractual or legal limitations on such assignment) the rights of Seller or the Seller Representative to prevent such use or disclosure.

(b)                                 Non-Competition.  Seller shall not, and shall cause each of Seller’s Affiliates to not, at any time during the [***] period after the Closing, directly or indirectly, on its own behalf or on behalf of or in conjunction with another Person, own, operate, manage, control, engage in the business of (whether in corporate, proprietorship or partnership form or otherwise) or otherwise participate in, or be employed by, consult with, assist, advise or engage in services for any Person principally engaged in, [***] (the “Restricted Business”).  Notwithstanding the foregoing, this Section 5.1(b) shall not prohibit Seller or any of Seller’s Affiliates, assigns or successors-in-interest from being a passive owner of not more than one percent (1%) of the outstanding capital stock of a Person which is publicly-traded, as long as Seller or such Affiliate of Seller has no active participation in such Person’s business.  [***]

(c)                                  Non-Solicitation.  Seller shall not, and shall cause each of Seller’s Affiliates to not, at any time during the [***] period after the Closing, directly or indirectly, on its own behalf or on behalf of or in conjunction with another Person: (i) induce or attempt to induce any Person who is an officer, director, employee or employee-equivalent independent contractor of Purchaser to leave the employ of or terminate or breach their respective Contracts or relationships with Purchaser, or in any other way deliberately interferewith the relationship between Purchaser and any such Person; (ii) solicit the employment of any Person who is or was, within the [***] period preceding such solicitation, an officer, director, employee or employee-equivalent independent contractor of Purchaser; (iii) hire or otherwise engage any Person who is or was, within the [***] period preceding such hiring or engagement, an officer, director, employee or employee-equivalent independent contractor of Purchaser; or (iv) induce or attempt to induce any customer, vendor, contract manufacturer, supplier, distributor, licensor, licensee or other business relation of or to Purchaser to cease doing business with Purchaser, to reduce or otherwise adversely change its business with Purchaser, or in any other way deliberately interfere

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

with the relationship between Purchaser and any such customer, vendor, contract manufacturer, supplier, distributor, licensor, licensee or other business relation; provided, however, that no general advertisement or general solicitation not targeted to any officers, directors,  employees or employee-equivalent independent contractors of Purchaser shall be deemed to be a solicitation thereof in violation of Section 5.1(c)(iii).

(d)                                 Non-Disparagement.  Seller shall instruct its directors and officers and the directors and officers (or equivalent) of each of its Affiliates to not at any time from and after the Closing, directly or indirectly, make any written or oral statement concerning Purchaser that is reasonably likely to be harmful to Purchaser, the Business or the business reputation of Purchaser; provided, however, that the restriction set forth in this Section 5.1(d) shall not: (i) prohibit truthful testimony compelled by legal process; or (ii) prevent Seller or its Affiliates from exercising its or their rights or remedies under this Agreement or any other Contract between Seller or its Affiliates and Purchaser.

(e)                                  Reformation.  Seller agrees and acknowledges that the covenants of Seller set forth in this Section 5.1: (i) are reasonable in geographic and temporal scope and in all other respects; and (ii) have been made in order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, and Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby, in each case but for the covenants of Seller contained in this Section 5.1.  If, at any time of enforcement of any of the provisions of this Section 5.1, a Governmental Authority determines that the duration, scope or area restrictions stated herein are not enforceable under applicable Law, the Parties agree that the maximum duration, scope or area (as applicable) permitted by applicable Law shall be substituted for the duration, area or scope (as applicable) stated herein and the Governmental Authority shall be authorized by the Parties to revise the restrictions contained herein to cover such maximum duration, area or scope (as applicable).  This Section 5.1(e) shall be read in conjunction with (and not to the exclusion of) Section 7.4.

(f)                                   Injunctive Relief.  The Parties agree that any breach or attempted breach of this Section 5.1 would cause irreparable injury to Purchaser, which cannot be adequately compensated in monetary damages.  Therefore, Purchaser may, in addition to, and not in lieu of, any of the other rights and remedies available hereunder, seek to have the provisions of this Section 5.1 specifically enforced by any court of competent jurisdiction by way of an injunction or other equitable relief.  Purchaser shall not be required prove actual damages or the inadequacy of monetary damages in connection with its efforts to obtain equitable relief concerning this Section 5.1.

5.2                               Non-Disparagement by Purchaser.  Purchaser shall instruct its managers, directors and officers and the managers, directors and officers (or equivalent) of each of its Affiliates to not at any time after the Closing, directly or indirectly, make any written or oral statement concerning Seller that is reasonably likely to be harmful to Seller or the business reputation of Seller; provided, however, that the restriction set forth in this Section 5.2 shall not: (a) prohibit truthful testimony compelled by legal process; or (b) prevent Purchaser or its Affiliates from exercising its or their rights or remedies under this Agreement or any other Contract between Purchaser or any of its respective Affiliates and Seller.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

5.3                               Transition Plan; Payments Received.

(a)                                 Each of Seller and Purchaser shall take all actions reasonably necessary to implement and carry out the transition plan attached hereto as Exhibit E (the “Transition Plan”).

(b)                                 During the ninety (90) day period after the Closing, (i) Seller shall hold in trust for Purchaser any cash, checks or other property that Seller or its Affiliates may receive after the Closing which properly belongs to Purchaser under the terms and conditions of this Agreement, and shall promptly (and in any event at least once every fifteen (15) days) transfer and deliver to Purchaser, from time to time as and when received by Seller or its Affiliates, any such cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property, and shall reasonably account to Purchaser for all such receipts; (ii) Seller shall promptly forward to Purchaser copies of any communications or other information received by Seller or its Affiliates in respect of the Product, the Business or any of the Purchased Assets or Assumed Liabilities; (iii) Seller shall, as soon as reasonably practicable after receipt, forward to Purchaser any telephone calls, orders, notices, requests, inquiries and other communications relating to the Product, the Business or any of the Purchased Assets or the Assumed Liabilities that Seller or any of its Affiliates receive; and (iv) Seller shall otherwise cooperate in such manner as Purchaser may reasonably request to provide for an orderly transfer of the Product, the Business, the Purchased Assets and Assumed Liabilities from Seller to Purchaser.

(c)                                  During the ninety (90) day period after the Closing, Purchaser shall hold in trust for Seller any cash or checks that Purchaser or its Affiliates may receive after the Closing which properly belongs to Seller under the terms and conditions of this Agreement, and shall promptly (and in any event at least once every fifteen (15) days) transfer and deliver to Seller, from time to time as and when received by Purchaser or its Affiliates, any such cash or checks, with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), and shall reasonably account to the Sellers for all such receipts.

(d)                                 In consideration of the Transition Plan, at the Closing Purchaser shall pay to Seller [***] by wire transfer of immediately available funds to an account designated in writing by Seller and upon the later of (i) delivery by Seller of the unaudited financial statements referred to in Section 5.12 and (ii) delivery by Rothstein Kass of its consent to the inclusion of its audit report with respect to the Audited Financial Statements to be included in Purchaser’s Current Report on Form 8-K with respect to the acquisition of the Business and the Purchased Assets contemplated by this Agreement, Purchaser shall pay to Seller an additional [***] by wire transfer of immediately available funds to an account designated in writing by Seller.

5.4                               Notification to FDA.  Promptly after the Closing, Purchaser shall make all filings with, and give all notices to, all Governmental Authorities, including the FDA, required in connection with the transfer of the Transferred Intellectual Property and Seller Permits, and Seller shall provide such assistance in connection therewith as Purchaser may reasonably request.  The Parties agree to use their commercially reasonable efforts to take any other actions required by the FDA or any other Governmental Authority to effect such transfer.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

5.5                               Cooperation in Litigation.  Purchaser and Seller shall reasonably cooperate with one another at the requesting Party’s expense in the prosecution or defense of any Proceeding or Claim arising from their respective conduct of the Business and involving one or more third parties.  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation and by its representatives, but shall not be responsible for reimbursing such Party or its representatives for their time spent in such cooperation.  The Parties agree and acknowledge that this Section 5.5 does not limit, modify or otherwise affect any of the respective rights or obligations of the Parties under Article VI or apply to any Proceeding or Claim to which Article VI is applicable.

5.6                               Power of Attorney; Right of Endorsement.  Effective as of the Closing, Seller hereby constitutes and appoints Purchaser and its successors and assigns the true and lawful attorney of Seller with full power of substitution, in the name of Seller or the name of Purchaser: (a) to endorse for Seller, without recourse (as such concept is contemplated for Uniform Commercial Code purposes), any and all checks, notes and other instruments included in the Purchased Assets; (b) to negotiate, execute and deliver consents and approvals for the transfer of Purchased Assets requiring such consents and approvals, but which consents and approvals have not been obtained as of the Closing; and (c) to institute and prosecute all Proceedings and Claims which Purchaser may deem proper or advisable in order to collect, assert or enforce any claim, right or title in or to the Purchased Assets in favor of Purchaser.  Seller agrees and acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly by the dissolution of Seller or in any other manner.  The Parties agree and acknowledge that this Section 5.6 does not limit, modify or otherwise affect any of the respective rights, powers and obligations of the Parties under any of the other provisions of this Agreement or any Transaction Document.

5.7                               Access to Books and Records.

(a)                                 After the Closing and until the fifth (5th) anniversary of the Closing Date, Purchaser shall permit Seller, at Seller’s expense, to have reasonable access to the books, records and files included among the Purchased Assets as may be reasonably required for any financial reporting, Tax Return preparation or Tax compliance matters of Seller.  The Parties agree that any access or other rights under this Section 5.7(a) shall be provided only after reasonable advance written request by Seller and shall occur only during normal business hours, and Seller shall reasonably cooperate with Purchaser so that such access or other rights do not unreasonably disrupt the operations of Purchaser.  Purchaser agrees to preserve and keep all of the books, records and files of the Business included in the Purchased Assets for a period of not less than five (5) years after the Closing Date, or for any longer period as may be required: (i) by any Governmental Authority; (ii) by any Law; or (iii) in connection with any ongoing Proceeding.  The Parties agree and acknowledge that Purchaser may condition its obligations under this Section 5.7(a) on receipt from Seller of a customary agreement restricting use and disclosure by Seller of the information provided by Purchaser to Seller or otherwise obtained by Seller in exercising its rights under this Section 5.7(a).

(b)                                 After the Closing and until the fifth (5th) anniversary of the Closing Date, Seller shall permit Purchaser, at Purchaser’s expense, to have reasonable access to, and the right

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

to make copies of, the books, records and files of Seller and its Affiliates not included among the Purchased Assets as may be reasonably required for any financial reporting, Tax Return preparation or Tax compliance matters of Purchaser.  In addition, Seller shall make available to Purchaser employees of Seller (if any) who are familiar with any such matter requested.  The Parties agree that any access or other rights under this Section 5.7(b) shall be provided only after reasonable advance written request by Purchaser and shall occur only during normal business hours, and Purchaser shall reasonably cooperate with Seller so that such access or other rights do not unreasonably disrupt the operations of Seller.  Seller agrees to preserve and keep all of the books, records and files related to the Business, the Purchased Assets or the Assumed Liabilities but not included among the Purchased Assets for a period of not less than five (5) years after the Closing Date, or for any longer period as may be required: (i) by any Governmental Authority; (ii) by any Law; or (iii) in connection with any ongoing Proceeding.  The Parties agree and acknowledge that Seller may condition its obligations under this Section 5.7(b) on receipt from Purchaser of a customary agreement restricting use and disclosure by Purchaser of the information provided by Seller to Purchaser or otherwise obtained by Purchaser in exercising its rights under this Section 5.7(b).

(c)                                  Purchaser shall, from the Closing Date until the second (2nd) anniversary of the end of the Milestone Period, as applicable, keep accurate books of all accounts and other records in sufficient detail so that any Net Sales Statement can be properly and fully ascertained.  Purchaser shall, at the request of Seller, permit a nationally recognized registered independent auditor in the United States selected by Seller and reasonably acceptable to Purchaser (the “Independent Auditor”) to review during ordinary business hours and upon no less than thirty (30) days’ prior written notice, but on no more than one (1) occasion per calendar year, such books and records as may be necessary to determine the accuracy of any Net Sales Statement.  The Independent Auditor shall be bound by a confidentiality agreement, in a form reasonably acceptable to Purchaser, to keep all information acquired from Purchaser confidential, and shall be permitted to disclose to Seller only whether any Net Sales Statement was accurate and the amount, if any, owed to or by Seller under Section 1.7(a).  The Independent Auditor shall send a copy of its written reports to Purchaser at the same time such reports are sent to Seller, and the findings of the Independent Auditor in such report shall be binding on the Parties for all purposes.  Seller shall be responsible for the fees and expenses of the Independent Auditor, provided, however, that Purchaser shall reimburse Seller in full for all such costs and expenses of the Independent Auditor if the Independent Auditor determines that the amounts paid by Purchaser pursuant to Section 1.7(a) are less than ninety five percent (95%) of the amount actually owed for the relevant period of the audit.

5.8                               Removal of Purchased Assets.  Except as expressly provided in the Transition Plan, as soon as reasonably practicable after the Closing Date (and in any event on or before January 15, 2014), Purchaser shall, at its expense, remove all Purchased Assets from Seller’s premises.  Such removal shall be done in such manner as to avoid any damage to any of Seller’s premises and any disruption of the business operations to be conducted by Seller after the Closing.

5.9                               Further Assurances.  In addition to the other obligations of the Parties provided in this Agreement, from time to time, as and when requested by either Party the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable (except as expressly provided in this Agreement, at the requesting Party’s reasonable expense) to evidence and effectuate the transactions contemplated by this Agreement or any Transaction Document.  Without limiting the foregoing, at any time from and after the Closing Date, Seller retains or obtains possession or control of any assets that existed as of the Closing Date and would have constituted a Purchased Asset on such date, Seller shall promptly, but in no event later than three (3) Business Days after coming into such possession or control, deliver or return (or cause to be delivered or returned) such Purchased Asset to Purchaser for no additional consideration.

5.10                        Publicity.  Except and solely to the extent required by applicable Law or permitted by this Section 5.10, (a) Purchaser shall not make any public announcement with respect to the existence of or subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Seller; and (b) Seller shall not make any public announcement with respect to the existence of or subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser.  To the extent any such public announcement is required by applicable Law (other than applicable securities Laws, including the Exchange Act), the disclosing Party shall (i) provide reasonable advance written notice of such requirement to the non-disclosing Party so that such other Party may seek a protective order or other appropriate remedy, (ii) reasonably cooperate with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded to such information and (iii) disclose only such information as it is advised by outside legal counsel in writing that it is legally required to disclose.  If Purchaser and Seller come to an agreement on a press release, then each of Purchaser and Seller may issue further press releases and similar announcements without the consent of the other Party, provided that each such press release or similar announcement contains, with respect to the information concerning this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby, solely the information that is contained in the press release approved by the Parties.  The foregoing provisions of this Section 5.10 shall not apply to a Party in connection with exercising such Party’s rights or remedies under this Agreement or any other Contract between such Party or its Affiliates and the other Party.

5.11                        Maintenance of Insurance.  On or before the Closing, Seller shall obtain a six (6) year tail policy with respect to its product liability insurance as currently in effect, solely with respect to the conduct or operation of the Business by Seller prior to the Closing (the “Tail Policy”).

5.12                        SEC Filings.  Seller shall prepare interim financial statements for the period from January 1, 2013 through September 30, 2013 and the corresponding period in 2012 to be included in Purchaser’s reports and filings with the Securities and Exchange Commission (the “SEC”).  Seller shall complete such interim financial statements no later than forty (40) days following the Closing.  Purchaser shall engage Rothstein Kass, at Purchaser’s sole cost and expense, to undertake such review as may be necessary in order for Rothstein Kass to provide its consent to the inclusion of its audit report with respect to and including the Audited Financial Statements in Purchaser’s Current Report on Form 8-K with respect to the acquisition of the Business and the Purchased Assets contemplated by this Agreement.  During the period commencing on the Closing Date and ending thirty (30) days after delivery of the interim

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

financial statements referred to in the first sentence of this Section 5.12, Seller shall provide such assistance as Purchaser may reasonably request related to the preparation by Purchaser of pro forma financial statements for the Business.  The reasonable and documented fees and expenses of Rothstein Kass shall be at Purchaser’s sole cost and expense, and the fees and expenses of Seller related to its performance under this Section 5.12 shall be included as part of the payments contemplated by the Transition Plan.

5.13                        Conduct of the Business.  Purchaser shall continue to operate its business in the ordinary course and as it deems appropriate in its sole discretion, notwithstanding any provision of this Agreement to the contrary.

5.14                        Recordation of Transferred Intellectual Property.  Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property.  Seller shall execute and deliver to Purchaser such assignments and other documents, certificates and instruments reasonably requested by Purchaser for Purchaser’s filing with the applicable registries and other recording authorities to record the transfer of the Transferred Intellectual Property in accordance with applicable Law.

5.15                        Notification of Customers and Vendors.  Seller shall cooperate with Purchaser, at Purchaser’s expense, in such manner as Purchaser may reasonable request in connection with the delivery by Purchaser of:  (a) the Blanket Authorization Letter; (b) a letter to the wholesale distributors of the Product; and (c) a letter to vendors and suppliers relating to the Product.

5.16                        Tax Matters.

(a)                                 Apportionment of Taxes.

(i)                                     Seller shall bear and be liable for (A) all Taxes of any kind imposed on or with respect to the Purchased Assets or the conduct or operation of the Business for all Tax periods or portions thereof ending on or before the Closing Date, but excluding (1) any Taxes resulting directly or indirectly from any transaction (other than any transaction contemplated by this Agreement or any of the Transaction Documents) occurring on the Closing Date but after the Closing outside the ordinary course of business and (2) Transfer Taxes that are the responsibility of Purchaser pursuant to Section 1.10; (B) all Income, franchise and other similar Taxes of Seller or any of its Affiliates (including Income, franchise and other similar Taxes relating to or arising from the consummation of the transactions contemplated by this Agreement or the Transaction Documents); (C) all Taxes of Seller or any of its Affiliates that do not relate to the Purchased Assets or the Business (which, for the avoidance of doubt, includes any loss of deductibility pursuant to Code section 280G or any increased withholding as result of Code section 4999 with respect to compensation paid by Seller in connection with the transactions contemplated by this Agreement or the Transaction Documents); and (D) all Taxes of NNI Holdings Corp.

(ii)                                  For purposes of this Agreement, any Taxes imposed with respect to a Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), whether imposed or assessed before or after the Closing Date, shall be

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

apportioned between the portion of such Straddle Period ending on and including the Closing Date, on the one hand, and the portion of such Straddle Period beginning after the Closing Date, on the other hand, in the following manner: (A) in the case of all real and personal property taxes or similar ad valorem taxes levied with respect to the Purchased Assets, the amount of Tax allocable to a portion of the Straddle Period shall be made on the basis of the number of days before and including the date of this Agreement and the number of days after the Closing Date that are included in the Straddle Period and (B) in the case of all other Taxes, the amount of Tax allocable to a portion of the Straddle Period shall be made by an interim closing of the books by assuming that the taxable period ended at the close of business on the Closing Date, except that (1) any Tax resulting directly or indirectly from a transaction (other than any transaction contemplated by this Agreement or any of the Transaction Documents) outside the ordinary course of business that occurs on the date of this Agreement but after the Closing  shall be allocated to the portion of the Straddle Period beginning after the Closing Date, and (2) exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in such portion elapsed through the Closing Date as compared to the number of days in the portion elapsing after the Closing Date.

(b)                                 Assistance and Cooperation.  Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the claiming of any exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, determining the proration of Taxes under Section 5.16(a), the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax involving the Business, the Purchased Assets, or the Allocation (as adjusted from time to time in accordance with this Agreement).  Subject to Article VI, the requesting Party shall pay the other Party any reasonable out-of-pocket third party costs incurred by the other Party in providing such assistance.  Subject to Section 6.4(a), (i) Seller shall promptly notify Purchaser in writing upon receipt by Seller (or any of its Affiliates) of notice of any pending or threatened Tax audit, assessment, action or demand relating to the income, properties or operations of Seller (or such Affiliate) that reasonably would be expected to relate to or give rise to a Lien on the Purchased Assets or in Liability to Purchaser or its Affiliates and (ii) Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other in writing upon receipt of written notice of any pending or threatened Tax audit, assessment, action or demand challenging the Allocation.

(c)                                  Refunds. Seller shall promptly forward to or reimburse Purchaser for any refunds of ad valorem or property Taxes that were paid by Purchaser with respect to Tax periods (or portions thereof) beginning after the date of this Agreement (including any credits in lieu of ad valorem or property Taxes which are clearly attributable to such Taxes paid by Purchaser), to the extent actually received or utilized by Seller or any of its Affiliates.  If Seller has paid the amount of a Tax refund described in this Section 5.16(c) to Purchaser and the applicable Governmental Authority later requires Seller or its Affiliates to repay to such Governmental Authority all or a portion of the amount of such refund, then Purchaser shall repay to Seller or its applicable Affiliate the amount Seller or its Affiliate was required to repay to the Governmental

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Authority (including interest imposed by the Governmental Authority) within ten (10) Business Days of Seller’s notice to Purchaser that such repayment is required.

5.17                        Waiver of Bulk Sales Laws.  Seller and Purchaser hereby waive, to the fullest extent allowable under applicable Law, compliance with the requirements of the bulk sales or bulk transfer Laws of any jurisdiction which may be applicable to the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that any Liability arising from or relating to the failure to so comply with such requirements shall be an Excluded Liability.

5.18                        Anticipated Dissolution of Seller.  Purchaser acknowledges that Seller intends to cease conducting business, wind up its affairs and dissolve as soon as it is able to do so after the Closing; provided that such dissolution shall not occur prior to July 1, 2014.  With respect to such cessation of business, winding up and dissolution, Purchaser acknowledges and agrees that (a) Seller may designate a liquidating trustee or other Person (the “Seller Representative”), who shall be identified in a written notice to Purchaser delivered to Purchaser at least seven (7) days prior to such designation and who shall in writing assume and be bound by the covenants of Seller set forth in Section 1.8, Section 1.10, Section 5.1(a), Section 5.1(d) as the same would apply to the directors and officers of the Seller Representative (if any), Section 5.1(e), Section 5.1(f), Section 5.5, Section 5.7, Section 5.9, Section 5.10, Section 5.14, Section 5.16(b), Section 5.16(c), Section 5.22, Article VI and Article VII; and (b) from and after the dissolution of Seller in accordance with this Section 5.18, there shall be no further performance by Seller or the Seller Representative of any post-Closing covenants of Seller contained in this Agreement other than those set forth in the preceding clause (a).  For the avoidance of doubt, the provisions of this Section 5.18 shall not have any impact on the power of attorney granted by Seller pursuant to Section 5.6 or: (i) relieve Seller of any liability for the breach of any of its representations and warranties or covenants and agreements set forth in this Agreement or any of the Transaction Documents occurring prior to such dissolution or with respect to any Excluded Liability, Excluded Asset or any other matter for which indemnification is available to the Purchaser Indemnified Parties, or any of them, in each case pursuant to, and subject to the limitations of, Article VI, (ii) relieve the Seller Representative of any liability for the Seller Representative’s breach of any of the covenants and agreements identified in the foregoing clause (a) occurring after such dissolution or (c) preclude the Seller Representative from enforcing against Purchaser, for the benefit of Seller’s estate or liquidation beneficiaries,  the representations and warranties and covenants and agreements of Purchaser set forth in this Agreement or any of the Transaction Documents made to or for the benefit of Seller or for indemnification with respect to any other matter for which indemnification is available to the Seller Indemnified Parties, or any of them, pursuant to, and subject to the limitations of, Article VI.

5.19                        Use of Seller Brands.  Purchaser will be permitted, for a period commencing on the Closing Date and ending no later than the date of the latest expiration date for any individual unit of finished Products included in the Inventory (the “Trademark Period”) to use the trademarks of Seller not included in the Purchased Assets used in connection with the Product (the “Seller Brands”), solely to the extent set forth packaging materials and labels for the Product included in the Inventory.  Seller hereby grants to Purchaser a fully-paid, royalty-free, non-exclusive, sublicensable, non-transferable and non-assignable right and license to use the Seller Brands used in connection with the Product for the purposes expressly set forth in this

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 5.19 for the Trademark Period.  All other uses by Purchaser of the Seller Brands not contemplated by this Section 5.19 will be subject to Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.  Nothing contained in this Agreement will be construed as an assignment to Purchaser of any right, title or interest in the Seller Brands; it being understood that all rights, title and interest relating to the Seller Brands are expressly reserved by Seller.

5.20                        Processing of Rebates and Chargebacks.  Seller will process all Rebates and Chargebacks with respect to the Product dispensed prior to January 1, 2014.

5.21                        Medicaid Access and Price Reporting.

(a)                                 Access.  After the Closing Date, Seller (i) will provide Purchaser access to the Centers for Medicare and Medicaid Services (“CMS”) “Drug Data Reporting for Medicaid” database for the Product and (ii) for periods through December 31, 2013, Seller will be exclusively responsible for reporting and certifying all necessary monthly and quarterly Average Manufacturer Price (“AMP”) calculations and Customer Prompt Pay Discounts in accordance with Federal law.  For periods starting after December 31, 2013, Purchaser will be exclusively responsible for reporting and certifying all necessary monthly and quarterly AMP calculations and Customer Prompt Pay Discounts in accordance with Federal law.

(b)                                 Medicaid Price Reporting.  Seller shall continue monthly and quarterly reporting to CMS on each Medicaid Finished Product with Seller’s labeler code for periods through December 31, 2013, and shall simultaneously furnish such information to Purchaser.  “Medicaid Finished Product” means (i) the “average manufacturer price” to the CMS on a monthly basis within thirty (30) calendar days of the end of each month and (ii) the “quarterly average manufacturer price,” “Best Price,” “total exempt sales at the nominal price” and “aggregate customary prompt pay discounts” to the CMS on a quarterly basis within thirty (30) calendar days of the end of each quarter, for the Product.

5.22                        Enforcement of Covenants Not to Compete.  From and after the Closing, Seller shall (a) during the period ending on [***], notify Purchaser in writing of any breach of which Seller becomes aware by [***] of his covenant not to compete, covenant not to solicit or covenant of confidentiality set forth in his employment agreement with Seller (collectively, the “Covenants Not To Compete”), (b) cooperate in such manner as Purchaser may reasonably request, at Purchaser’s cost and expense, to enforce through the period ending [***] such Covenants Not To Compete for the benefit of Purchaser (and thereafter to take actions with respect to any breach thereof occurring prior to [***], (c) upon request by Purchaser, waive the inclusion of Purchaser and its Affiliates (and any other Person designated by Purchaser) from the Covenants Not To Compete applicable to [***] (as designated by Purchaser) and (d) not waive (except as provided in the preceding clause (c)), amend or terminate the employment agreement of [***] in a manner that would reduce the Covenants Not To Compete set forth therein through [***] or Seller’s ability to enforce the Covenants Not To Compete.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1                               Survival of Representations and Warranties and Covenants and Agreements; Indemnification Claims Period.

(a)                                 Each of the representations and warranties contained in this Agreement shall survive until the expiration of the Escrow Period, and shall thereupon expire.

(b)                                 No claim for indemnification may be asserted against any of the Parties (i) concerning any of the matters set forth in Section 6.2 unless a Notice of Claim has been received by Purchaser, if Purchaser is the Indemnifying Party, or by Seller, if Seller is the Indemnifying Party, prior to the expiration of the Escrow Period; provided, however, if a Notice of Claim has been received by Purchaser, if Purchaser is the Indemnifying Party, or by Seller, if Seller is the Indemnifying Party, prior to such applicable date, then the claim for indemnification with respect to the matters set forth in such Notice of Claim will survive until such later date as such claim for indemnification has been fully and finally resolved in accordance with this Article VI.

6.2                               Indemnification Obligations.

(a)                                 Subject to the other provisions of this Article VI, from and after the Closing, Seller shall indemnify Purchaser and each of its Affiliates and its and their respective directors, officers, employees, shareholders, partners, members, managers, agents and representatives  (each, a “Purchaser Indemnified Party”), for any Losses actually incurred by any Purchaser Indemnified Party to the extent arising from or relating to any of the following: (i) the breach of any representation and warranty of Seller set forth in this Agreement or any Transaction Document to which it is a party; (ii) the breach of any covenant or agreement of Seller contained in this Agreement or any Transaction Document to which it is a party; (iii) any of the Excluded Assets; (iv) any of the Excluded Liabilities; (v) failure to comply with applicable bulk sales or bulk transfer Laws; or (vi) any claims brought by any Business Employee or any other current, former or terminated employee, consultant or independent contractor of Seller or any of its Affiliates with respect to such Person’s employment or retention with, or termination from employment or retention with, Seller or any of its Affiliates.

(b)                                 Subject to the other provisions of this Article VI, from and after the Closing, Purchaser shall indemnify Seller, its Affiliates and each of Seller’s and such Affiliates’ respective, directors, officers, employees, stockholders, partners, members, managers, agents and representatives  (each, a “Seller Indemnified Party”), for any Losses actually incurred by any Seller Indemnified Party to the extent arising from or relating to any of the foregoing: (i) the breach of any representation and warranty of Purchaser set forth in this Agreement or any Transaction Document to which it is a party; (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement or any Transaction Document to which it is a party; (iii) any of the Assumed Liabilities; or (iv) any claims brought by any current or terminated employee, consultant or employee equivalent independent contractor of Seller with respect to any violation of Law by Purchaser in connection with the hiring of any Business Employees by

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Purchaser or with respect to such Person’s employment or retention with, or termination from employment or retention with, Purchaser.

6.3                               Limitations on Indemnification Obligations.  The rights of the Purchaser Indemnified Parties and Seller Indemnified Parties to indemnification pursuant to the provisions of this Article VI are subject to the following limitations:

(a)                                 Notwithstanding anything to the contrary in this Article VI: (i) except with respect to Losses incurred by a Purchaser Indemnified Party as a result of a breach of a Core Representation, in no event shall Seller be required to provide indemnification to any of the Purchaser Indemnified Parties with respect to any claim for indemnification made pursuant to Section 6.2(a)(i), unless and until the Losses incurred by the Purchaser Indemnified Parties aggregate at least [***] (the “Indemnification Threshold”), after which point Seller shall be required to provide indemnification with respect to indemnifiable Losses with respect to claims for indemnification made pursuant to Section 6.2(a)(i), including the Indemnification Threshold; and (ii) in no event shall Seller be required to provide indemnification to the Purchaser Indemnified Parties for indemnifiable Losses with respect to any claim for indemnification made pursuant to Section 6.2(a)(i) in an aggregate amount in excess of [***] (the “Indemnification Cap”); provided, however, that the limitations set forth in this Section 6.3(a) shall not apply to any Excluded Claim.

(b)                                 Notwithstanding anything to the contrary in this Article VI: (i) except with respect to Losses incurred by a Seller Indemnified Party as a result of a breach of a Core Representation, in no event shall Purchaser be required to provide indemnification to any of Seller Indemnified Parties with respect to any claim for indemnification made pursuant to Section 6.2(b)(i), unless and until the Losses incurred by Seller Indemnified Parties aggregate at the Indemnification Threshold, after which point Purchaser shall be required to provide indemnification with respect to indemnifiable Losses with respect to claims for indemnification made pursuant to Section 6.2(b)(i) including the Indemnification Threshold; and (ii) in no event shall Purchaser be required to provide indemnification to Seller Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Section 6.2(b)(i) in an aggregate amount in excess of the Indemnification Cap; provided, however, that the limitations set forth in this Section 6.3(b) shall not apply to any Excluded Claim.

(c)                                  Nature of Claim.  To the extent that any claim for indemnification could be made by Purchaser under Section 6.2(a)(i) (and for this purpose not giving effect to the Indemnification Threshold, as the same may be applicable thereto), such claim for indemnification may be made by Purchaser only under Section 6.2(a)(i) (and for this purpose giving effect to the Indemnification Threshold, as the same may be applicable thereto).  To the extent that any claim for indemnification could be made by Seller under Section 6.2(b)(i) (and for this purpose not giving effect to the Indemnification Threshold, as the same may be applicable thereto), such claim for indemnification may be made by Purchaser only under Section 6.2(b)(i) (and for this purpose giving effect to the Indemnification Threshold, as the same may be applicable thereto).

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.4                               Indemnification Claim Procedure.

(a)                                 Promptly after obtaining knowledge of any matter that a Purchaser Indemnified Party or a Seller Indemnified Party, acting in good faith, reasonably believes will entitle such Purchaser Indemnified Party or Seller Indemnified Party (in such capacity, an “Indemnified Party”) to indemnification under this Article VI from any Person who would be obligated to indemnify such Indemnified Party if the claim is indemnifiable hereunder (such obligated Person, the “Indemnifying Party”), such Indemnified Party shall promptly provide to Seller, if the Indemnified Party is a Purchaser Indemnified Party, or to Purchaser, if the Indemnified Party is a Seller Indemnified Party, notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the Losses resulting therefrom (a “Notice of Claim”); provided, however, that the failure to timely provide a Notice of Claim hereunder shall not relieve any Indemnifying Party of the obligation to indemnify such Indemnified Party except to the extent that such Indemnified Party’s failure to provide or delay in providing a Notice of Claim actually prejudices the Indemnifying Party’s ability to defend against or contest or resolve such matter.

(b)                                 For claims for indemnification under this Article VI other than those relating to Third Party Claims, during the period of thirty (30) Business Days after delivery of the Notice of Claim, the Indemnifying Party may deliver to the Indemnified Party who delivered such Notice of Claim a response (a “Response Notice”) in which the Indemnifying Party (i) agrees that the full amount of Losses stated in the Notice of Claim is owed to such Indemnified Party (in which case such Response Notice shall be accompanied by a payment to the Indemnified Party of such amount by the Indemnifying Party by wire transfer of immediately available funds or, if payment is to be made from the Escrow Deposit, express authorization to the Escrow Agent (in accordance with the Escrow Agreement) to make immediate payment of such amount to the Indemnified Party from the Escrow Deposit), (ii) agrees that part (but not all) of the amount of Losses stated in the Notice of Claim is owed to such Indemnified Party (in which case such Response Notice shall be accompanied by a payment to the Indemnified Party of such agreed amount by the Indemnifying Party by wire transfer of immediately available funds or, if payment is to be made from the Escrow Deposit, express authorization to the Escrow Agent (in accordance with the Escrow Agreement) to make immediate payment of such agreed  amount to the Indemnified Party from the Escrow Deposit) or (iii) asserts that no part of the amount of Losses stated in the Notice of Claim is owed to such Indemnified Party.  Unless the Indemnifying Party agrees in such Response Notice that the full amount of Losses stated in the Notice of Claim is owed to such Indemnified Party, such Response Notice shall set forth, in reasonable detail, the Indemnifying Party’s objections to the claims and its basis for such objections.  If the Indemnifying Party fails to provide such a Response Notice to the Indemnified Party who delivered the related Notice of Claim within such thirty (30) Business Day period, the Indemnifying Parties shall be deemed to have accepted to all of the claims set forth in the Notice of Claim.  If the Indemnifying Party provides a Response Notice within such thirty (30) Business Day period and such Response Notice objects to any of the claims set forth in the Notice of Claim, the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the claim(s) for a period of not less than thirty (30) Business Days after such Response Notice is delivered to such Indemnified Party.  If the Indemnified Party and the Indemnifying Party are unable to resolve all such claims within such time period, the Indemnified Party or the Indemnifying Party may thereafter pursue any legal remedies available to it with respect solely to the unresolved claims, subject, to the extent applicable, to the Indemnification Threshold, the Indemnification Cap and the other provisions of this Article VI.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.5                               Third Party Claims.

(a)                                 The Indemnifying Party shall have the right to assume and pursue, at its sole cost and expense, the defense of any claim or Proceeding by a third party (a “Third Party Claim”), with counsel selected by it, which counsel shall be reasonably acceptable to the Indemnified Party, upon notification thereof to the Indemnified Party within forty-five (45) days after the Notice of Claim has been delivered to the Indemnifying Party; provided, however, that the Indemnifying Party shall not have the right to assume or pursue, or to continue to assume or pursue, the defense of a Third Party Claim if (i) such Third Party Claim seeks exclusively equitable or injunctive relief against a Purchaser Indemnified Party; (ii) such Third Party Claim involves a request for monetary relief and also equitable or injunctive against a Purchaser Indemnified Party which, if granted, would adversely impact , in any material manner, the business or business reputation of a Purchaser Indemnified Party; (iii) the Indemnified Party reasonably concludes, based on the written opinion of counsel, that  there is an irreconcilable conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense; or (iv) the Indemnifying Party fails to deliver, at or before the time it assumes the defense of such Third Party Claim, evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against such Third Party Claim (it being acknowledged that a written statement from either of Seller’s private equity sponsors that such sponsor will provide financial support for such assumption of defense shall be sufficient evidence of adequate financial resources).  If (A) the Indemnified Party does not receive such notification from the Indemnifying Party within such forty-five (45) day period that the Indemnifying Party will assume the defense of such Third Party Claim; (B) at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party withdraws from such defense or fails to adequately perform, or unreasonably delays in performing, its obligations to assume or pursue the defense of any such Third Party Claim or (C) the Indemnifying Party is not permitted to assume or conduct, or at any time after the Indemnifying has assumed the defense of a Third Party Claim, the Indemnifying Party is no longer permitted to assume or conduct, the defense of a Third Party Claim in accordance with the immediately preceding sentence, the Indemnified Party shall be entitled to assume, commence and pursue its defense of such Third Party Claim and be indemnified for the reasonable fees and expenses of counsel selected by it (limited to one (1) firm for all Indemnified Parties and, if applicable, one (1) local counsel in each applicable jurisdiction for all Indemnified Parties) (which fees and expenses shall be Losses under this Agreement), if such Indemnified Party is entitled to indemnification with respect to such Third Party Claim pursuant to this Article VI.  The Indemnified Party shall promptly inform the Indemnifying Party of all material developments related thereto.

(b)                                 During the forty-five (45) day period referred to in Section 6.5(a), the Indemnified Party shall, and shall cause the other Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, to, provide such information to the Indemnifying Party as the Indemnifying Party may reasonably request in connection with its evaluation of whether a Third Party Claim is indemnifiable under this Article VI.  The Indemnifying Party’s election to assume the defense of any Third Party Claim shall constitute an irrevocable admission by the Indemnifying Party that any Losses resulting therefrom are indemnifiable Losses for which the Indemnified Party is entitled to indemnification under this Article VI.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                                  If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto.  With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense (and for which none of the conditions listed in the first sentence of Section 6.5(a) apply), the Indemnified Party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such Third Party Claim through legal counsel reasonably selected by it, but, subject to the Indemnified Party’s right to assume or pursue the defense of such Third Party Claim pursuant to Section 6.5(a)(iii),  shall not assert or pursue, directly or through its counsel, any contrary or inconsistent defenses.  The Indemnified Party shall, and shall cause its Affiliates to, during normal business hours, upon reasonable notice, cooperate in all reasonable ways with, reasonably make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party.

(d)                                 If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 6.5) proposes to settle or compromise such Third Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a reasonably detailed statement of the terms and conditions of such settlement or compromise) to the Indemnifying Party or to the Indemnified Party (as applicable), which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and may not affect any such settlement or compromise without the prior written consent of the Indemnifying Party or the Indemnified Party (as applicable), which consent shall not be unreasonably withheld, conditioned or delayed.  If (i) the Indemnifying Party provides any such notice; (ii) the related settlement or compromise offer provides for the full release of the Indemnified Party from any and all liability in respect of such Third Party Claim and does not have an adverse impact on the business, operations or business reputation of the Purchaser Indemnified Party or require future payments, by the Indemnified Party; and (iii) the Indemnified Party fails to provide, in a reasonably timely manner, its  consent to such settlement or compromise, then notwithstanding anything to the contrary in this Article VI, the Indemnifying Party’s indemnification obligation under this Article VI with respect to such Third Party Claim will not exceed the amount of such settlement or compromise offer and the Indemnified Party shall be required to pay the excess of the amount necessary to settle or compromise the Third Party Claim over the amount of such settlement or compromise offer.

6.6                               Recourse Against Insurance.  The amount of any claim for indemnification by any Indemnified Party pursuant to this Article VI shall be reduced to reflect any insurance proceeds recoverable by and actually paid to any Indemnified Party with respect to the matter giving rise to such claim, provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such insurance proceeds.  An Indemnified Party shall, and cause its Affiliates to: (a) in good faith, seek recovery, at its or their own expense, of all insurance proceeds to which it may be entitled (including under the Tail Policy) with respect to all Losses with respect to which such Indemnified Party makes a claim for indemnification pursuant to this Article VI; and (b) promptly keep the Indemnifying Party reasonably informed of all material matters related thereto.  To the extent that such Indemnified Party or any of its Affiliates receives any amount under insurance coverage with respect to a matter for which it has previously received payment in indemnification pursuant to this Article VI, such Indemnified

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Party shall, as soon as reasonably practicable after the receipt of such insurance proceeds, (i) in the case of a Purchaser Indemnified Party, pay and reimburse to the Escrow Agent (if such payment is to be delivered by a Purchaser Indemnified Party during the Escrow Period) or to Seller (if such payment is to be delivered by a Purchaser Indemnified Party after the end of the Escrow Period or to the extent such amount exceeds the payment with respect to the underlying claim paid from the Escrow Account) for any prior indemnification payment with respect to the matter giving rise to such claim (up to the amount of such insurance proceeds, less any retroactive premium adjustments directly attributable thereto) and (ii) in the case of a Seller Indemnified Party, pay and reimburse to Purchaser for any prior indemnification payment with respect to the matter giving rise to such claim (up to the amount of such insurance proceeds, less any retroactive premium adjustments directly attributable thereto).

6.7                               Waiver of Certain Damages.  Notwithstanding anything to the contrary in this Article VI or elsewhere in this Agreement, in no event shall any Indemnifying Party be liable to an Indemnified Party under this Article VI for consequential, special, incidental, indirect, exemplary or punitive damages, loss of future revenue, income or profits, loss of benefit of the bargain or similar items, regardless of whether the possibility of such damages, losses or similar items was disclosed to such Indemnified Party or any of such Indemnified Party’s respective representatives in advance or could have been reasonably foreseen by such Indemnified Party; provided, however, that this limitation shall not apply if, and solely to the extent that, such Indemnified Party is seeking to obtain through indemnification reimbursement of Losses resulting from an award in a Third Party Claim against such Indemnified Party of consequential, special, incidental, indirect or punitive damages, loss of future revenue, income or profits, loss of benefit of the bargain or similar items.

6.8                               Tax Treatment of Indemnification Payments.  Unless otherwise required by applicable Tax Law, any indemnification payments made pursuant to this Article VI shall be treated for all Tax purposes as adjustments to the Purchase Price.

6.9                               Source of Recovery.

(a)                                 Any amount that is finally determined to be due to any Purchaser Indemnified Party under Section 6.2(a) or Section 5.16 shall be paid by release to Purchaser (on behalf of such Purchaser Indemnified Party) from the Escrow Account of funds equal to the lesser of (A) such amount or (B) the full amount of Escrow Deposit then remaining in the Escrow Account, in accordance with the terms of the Escrow Agreement.  In the event the Escrow Deposit is depleted or is insufficient to cover the amount of Losses for which Purchaser is entitled to indemnification by Seller under this Article VI, Purchaser may, at its sole discretion, set off any indemnification payment to which it is entitled under this Article VI, in each case against payment of any Net Sales Milestone Payments.  If Purchaser shall set off any amounts pursuant to this Section 6.9(a), and Seller objects to such set off by written notice to Purchaser given within thirty (30) days of such set off and it is determined that Purchaser has improperly set off any amount, Purchaser shall be required to pay to Seller interest on such improperly set off portion of such Net Sales Milestone Payments at a rate per month equal to the prime rate then in effect plus two percent (2.0%), to the maximum extent permitted by applicable Law.  Such interest shall accrue and compound on a daily basis from the date on which the improperly set off portion of such Net Sales Milestone Payments should have initially been paid

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

to Seller.  In addition to accrued interest on any improperly set off portion of such Net Sales Milestone Payments, Purchaser shall pay to Seller reasonable attorneys’ fees and expenses and other reasonable costs and expenses incurred in connection with the collection of any such unpaid portion thereof.

(b)                                 Any amount that is finally determined to be due to any Seller Indemnified Party under Section 6.2(b) or Section 5.16 shall be paid by Purchaser to such Seller Indemnified Party within five (5) Business Days after such determination by wire transfer of immediately available funds to such account as such Seller Indemnified Party may designate in writing reasonably in advance of such payment.

6.10                        Exclusive Remedy.

(a)                                 Except as set forth in Section 6.10(c), notwithstanding anything to the contrary in this Agreement or otherwise: (i) following the Closing, Seller shall have no liability of any kind to Purchaser or any other Purchaser Indemnified Party, subject only to the Purchaser Indemnified Parties’ ability to bring indemnification claims pursuant to Section 5.16 or this Article VI and to be paid as provided in Section 5.16 or this Article VI, which shall be the sole and exclusive remedies of the Purchaser Indemnified Parties for breach of any representations and warranties or covenants and agreements of Seller contained in this Agreement, with respect to Excluded Liabilities, Tax matters, employment matters or otherwise with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby; and (ii) Purchaser, on behalf of itself and all other Purchaser Indemnified Parties, hereby irrevocably waives any right to any other remedy, following the Closing, whether for any breach of any representations and warranties and covenants and agreements of Seller contained in this Agreement, with respect to Excluded Liabilities, Tax matters, employment matters or otherwise with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.  Without limiting the generality of the preceding sentence of this Section 6.10(a), except to the extent the same constitute Excluded Claims, the rights and claims waived by Purchaser and the Purchaser Indemnified Parties under this Section 6.10(a) include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), breach of contract, breach of representations and warranties, misrepresentation (whether reckless, negligent or otherwise (but not intentional)), gross negligence, and all other claims, whether based in contract, tort, breach of duty or otherwise.

(b)                                 Except as set forth in Section 6.10(c), notwithstanding anything to the contrary in this Agreement or otherwise: (i) following the Closing, Purchaser shall have no liability of any kind to Seller or any other Seller Indemnified Party, subject only to the Seller Indemnified Parties’ ability to bring indemnification claims pursuant to Section 5.16 or this Article VI and to be paid as provided in Section 5.16 or this Article VI, which shall be the sole and exclusive remedies of the Seller Indemnified Parties for breach of any representations and warranties or covenants and agreements of Seller contained in this Agreement, with respect to Assumed Liabilities, Tax matters, employment matters or otherwise with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby; and (ii) Seller, on behalf of itself and all other Seller Indemnified Parties, hereby irrevocably waives any right to any other remedy, following the Closing, whether for any breach of any

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

representations and warranties and covenants and agreements of Purchaser contained in this Agreement, with respect to Assumed Liabilities, Tax matters, employment matters or otherwise with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.  Without limiting the generality of the preceding sentence of this Section 6.10(b), except to the extent the same constitute Excluded Claims, the rights and claims waived by Seller and the Seller Indemnified Parties under this Section 6.10(b) include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), breach of contract, breach of representations and warranties, misrepresentation (whether reckless, negligent or otherwise (but not intentional)), gross negligence, and all other claims, whether based in contract, tort, breach of duty or otherwise.

(c)                                  Section 6.10(a) and Section 6.10(b) shall not apply to any claim related to any fraud, intentional misrepresentation or willful misconduct or any claim for equitable relief under Section 7.13 made with respect to breaches of any covenant, agreement or obligation set forth in this Agreement or any Transaction Document (“Excluded Claims”); provided, however, that if an Excluded Claim is made, then the Party prevailing with respect to such Excluded Claim shall be entitled to reimbursement from the other Party for all fees and expenses (including reasonable attorneys’ and accountants’ fees and court costs) incurred by such prevailing Party with respect to such claim and any Proceeding with respect thereto.

ARTICLE VII

MISCELLANEOUS.

7.1                               Expenses.  Except as otherwise specifically provided for in this Agreement or the Transaction Documents, each Party shall bear the costs and expenses (including fees and disbursements of counsel, financial advisors and accountants and financing fees, if any) incurred by or on behalf of such Party in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, regardless of whether or not the Closing is consummated.

7.2                               Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed using certified or registered mail with postage prepaid, return receipt requested; or (c) sent by next day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

if to Purchaser:

Depomed, Inc.

7999 Gateway Boulevard, Suite 300

Newark, California  94560

Attention:  Legal Department

with a copy (which shall not constitute notice, request, demand, waiver or other communication to Purchaser) to:

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Baker Botts L.L.P.

1001 Page Mill Road

Building One, Suite 200

Palo Alto, California  94304

Attention:  Brian D. Lee

if to Seller:

NNI Holdings Corp.

135 Routes 202 / 206

Bedminster, New Jersey  07921

Attention:  Peter Lankau

with copies (which shall not constitute notice, request, demand, waiver or other communication to Seller) to:

Tailwind Management LP

485 Lexington Avenue, 23rd Floor

New York, New York  10017

Attention:  Geoffrey S. Raker

and to:

Kelley Drye & Warren LLP

400 Atlantic Street

Stamford, Connecticut  06901

Attention: John T. Capetta

and to:

Kelley Drye & Warren LLP

3050 K Street, NW

Washington, DC 20007

Attention: Jay R. Schifferli

A Party may designate a new address to which notices, requests, demands, waivers and other communications shall thereafter be transmitted by providing written notice to that effect to the other Parties.  Each notice, request, demand, waiver or other communication transmitted in the manner described in this Section 7.2 shall be deemed to have been provided, received and become effective for all purposes hereunder at the time it shall have been delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service).

7.3                               Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and legal representatives; provided that neither this Agreement nor any of the rights,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, (i) by Purchaser without the prior written consent of Seller; or (ii) by Seller without the prior written consent of Purchaser; except that (A) Seller may assign, without Purchaser’s consent, with prior written notice to Purchaser, its rights and delegate its obligations under this Agreement to the Seller Representative in accordance with Section 5.18; and (B) Purchaser may assign this Agreement, without Seller’s consent, with prior written notice to Seller, to (I) any of its Affiliates; provided, however, that any such assignment by Purchaser to any of its Affiliates shall not relieve Purchaser of its primary liability for obligations hereunder or enlarge, alter or change any obligation of Seller hereunder or (II) a successor to all or substantially all of the business of Purchaser, whether by way of merger, sale of stock, sale of assets or other transaction or series of related transactions.  With respect to any proposed assignment of this Agreement by Purchaser to a successor of that portion of Purchaser’s business comprising the Business, if such portion of Purchaser’s business is less than substantially all of Purchaser’s business, the consent of Seller shall not be unreasonably withheld, conditioned or delayed.  Any purported assignment or delegation by any Party of this Agreement or any of the rights or obligations hereunder in violation of this Section 7.3 will be null and void.

7.4                               Severability.  If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to such Parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

7.5                               Interpretation.  All references in this Agreement to annexes, exhibits, schedules, articles, sections, subsections and other subdivisions refer to the corresponding annexes, schedules, articles, sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any articles, sections, subsections or other subdivisions of this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Annexes, exhibits and schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.  Any capitalized term used but not defined in an annex or schedule to this Agreement have the meaning set forth in this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision hereof unless expressly so limited herein.  The words “either,” “or,” “neither,” “nor,” and “any” are not exclusive, and the word “or” is deemed to have the meaning “and/or”.  The word “including” (in its various forms) means including without limitation.   All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

include the plural and vice versa, unless the context otherwise requires.  Unless expressly stated to the contrary, references in this Agreement or Annex A to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References in this Agreement to a Person shall include the successors and assigns thereof.  All references to materials in this Agreement, including any report, record, file or other document, shall, in each case, include any form or medium of such materials (including electronic form).

7.6                               Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party based on any claim that such Party or counsel to such Party drafted this Agreement or any provision hereof.  The Parties acknowledge and agree that any exception to a representation and warranty of Seller contained in this Agreement that is disclosed in any section of the Disclosure Schedule under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty of Seller contained in this Agreement to the extent that it would be reasonably apparent that such exception is applicable to such other representation and warranty.  Certain information set forth in the Disclosure Schedule is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment or admission that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

7.7                               Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing executed by Purchaser and Seller, which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended.  Any provision of this Agreement may be waived at any time by (a) Purchaser, by delivery by Purchaser of a written instrument executed by Purchaser, which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived; and (b) Seller, by delivery by Seller of a written instrument executed by Seller, which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived.  Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise by a Party, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

7.8                               Entire Agreement; No Implied Warranties.  This Agreement (including the annex, exhibits and schedules referred to herein), the Transaction Documents and the Confidentiality Agreement dated as of June, 3, 2011 by and between Seller and Purchaser constitute the entire agreement, and supersede all of the previous or contemporaneous Contracts, representations, warranties and understandings (whether oral or written), by or between the Parties with respect to the subject matter hereof, including any letter of intent, exclusivity agreement, term sheet or memorandum of terms entered into or exchanged by the Parties.  The annex, exhibits and

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

schedules specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.  No representation, warranty, promise, inducement or statement of intention has been made by either Party, any of its Affiliates or any of its or their respective representatives related to the transactions contemplated by this Agreement that is not embodied in this Agreement or any Transaction Document, and neither of the Parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.  Each of the Parties acknowledges and agrees that is has not relied on any representation, warranty, promise, inducement or statement of intention made by any other Party, other than the representations and warranties expressly set forth in this Agreement or any Transaction Document.

7.9                               Counterparts.  This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective and be deemed to have been executed and delivered by each of the Parties at such time as counterparts hereto shall have been executed and delivered by all of the Parties, regardless of whether all of the Parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission (including pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.10                        Governing Law.  THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ALL DISPUTES AND PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE FOREGOING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.11                        Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE COURTS OF THE COUNTY OF NEW YORK, STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY, THE “NEW YORK COURTS”).  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS, FOR ITSELF AND ITS ASSETS,  TO THE EXCLUSIVE JURISDICTION OF ANY OF THE NEW YORK COURTS IN RESPECT OF ANY SUCH PROCEEDING.  EACH PARTY HEREBY

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING IN ANY OF THE NEW YORK COURTS.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE NEW YORK COURTS.  EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING WILL INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

(d)                                 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE THE FOREGOING WAIVERS, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) SUCH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION 7.11.

7.12                        No Third Party Beneficiaries.  No Person other than Purchaser and Seller has, is intended to have, or shall have any rights, remedies, obligations or benefits under any provision of this Agreement, other than (a) any permitted successors and assigns of the Parties under Section 7.3 (who are intended third party beneficiaries of this Agreement) and (b) Purchaser Indemnified Parties and Seller Indemnified Parties (who are intended third party beneficiaries of Article VI).

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

7.13                        Remedies.  Except as otherwise provided in Section 6.10, each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement.  Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irrevocable harm and without regard to the adequacy of any remedy at law.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the Closing, to rescind this Agreement or the transactions contemplated hereby.   Subject to the provisions of  Section 6.10, a Party’s right to specific performance or injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

7.14                        Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Seller and Purchaser or any of their respective Affiliates.  Except as otherwise expressly provided herein, neither Purchaser nor Seller may act on behalf of Seller or Purchaser (as applicable) and neither Purchaser nor Seller may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of Seller or Purchaser (as applicable), or incur any charges or expenses for or in the name of Seller or Purchase (as applicable).  Neither Purchaser nor Seller shall be liable for the act of Seller or Purchaser (as applicable), unless such act is expressly authorized in writing by all Parties. The relationship of Purchaser and Seller under this Agreement is, and is intended to be, one of independent contractors hereunder.

[signature page follows]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

The Parties have executed this Asset Purchase Agreement as of the date first above written.

SELLER:

NAUTILUS NEUROSCIENCES, INC.

By:	/s/ William Maichle
Name:	William Maichle
Title:	Chief Executive Officer

PURCHASER:

DEPOMED, INC.

By:	/s/ James A. Shoeneck
Name:	James A. Schoeneck
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ANNEX A

DEFINITIONS

As used in the Agreement, each of the following terms has the meaning given in this Annex A:

“Accounting Arbitrator” has the meaning set forth in Section 1.8.

“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person; provided, however, that Seller’s Affiliates shall be deemed not to include any portfolio company of any of the investment funds managed by Tailwind Management LP or Galen Management, LLC other than NNI Holdings Corp. and Seller.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.  For the avoidance of doubt, the directors and officers of Seller or NNI Holdings Corp. shall not be deemed to be Affiliates of Seller.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar or analogous group defined under a similar or analogous provision of applicable state, local or foreign Tax Law.

“Agreement” means this Asset Purchase Agreement, including the annex, exhibits and schedules hereto (including the Disclosure Schedule), as amended and modified from time to time in accordance with its provisions.

“Allocation” has the meaning set forth in Section 1.8.

“AMP” has the meaning set forth in Section 5.21(a).

“ANDA” has the meaning set forth in Section 3.22.

“Assignment of Contracts” has the meaning set forth in Section 2.2(b).

“Assignments of Transferred Intellectual Property” has the meaning set forth in Section 2.2(d).

“Assigned Contracts” has the meaning set forth in Section 1.1(d).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Audited Financial Statements” has the meaning set forth in Section 3.8(a).

“Balance Sheet Date” has the meaning set forth in Section 3.9.

“Benefit Plan” means each material pension, profit sharing, 401(k), retirement, deferred compensation, stock purchase, stock option, stock appreciation right or other equity based compensation plans, incentive, bonus, vacation, employment, severance, retention, change in control, medical, life insurance, disability, dental insurance and other employee benefit plan,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

agreement, plan, policy and program maintained or contributed to by Seller for the benefit of current or former employees or current or former directors of Seller, whether written or oral, and whether or not subject to ERISA.

“Bill of Sale” has the meaning set forth in Section 2.2(a).

“Blanket Authorization Letter” has the meaning set forth in Section 2.2(n).

“Branded Prescription Fee” means a fee imposed by the IRS pursuant to Section 9008 of the Patient Protection and Affordable Care Act, P.L. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, P.L. 111-152.

“Business” has the meaning set forth in the Recitals.

“Business Confidential Information” means any and all confidential or proprietary information of a Party or any of such Party’s Affiliates related to the Business, the Purchased Assets or the Assumed Liabilities, in each case regardless of whether such information is included among the Purchased Assets and regardless of whether such information is written or oral, including all physical or electronic embodiments of any of the foregoing; provided, however, that “Business Confidential Information” shall not include information that Seller can demonstrate (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or any of Seller’s Affiliates or their respective representatives, or (b) is or becomes available to Seller on a non-confidential basis from a source that is not prohibited from disclosing such information by a contractual, fiduciary, regulatory or other obligation to Purchaser or any of Purchaser’s Affiliates.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions are authorized or obligated by Law or executive order to be closed in the State of New York.

“Business Employees” has the meaning set forth in Section 3.19(a).

“Cash Purchase Price” has the meaning set forth in Section 1.5(a).

“CDAPCA” means the Comprehensive Drug Abuse Prevention and Control Act of 1970.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“cGMP” has the meaning set forth in Section 3.13.

“Chargebacks” means all credits, chargebacks, reimbursements, administrative fees and other financial obligations to wholesalers and other distributors, group purchasing organizations, insurers, Governmental Authorities and other institutions related to the Product.

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Authority, or that asserts, alleges a basis to assert or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that would reasonably be expected to result in a Loss.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“CMS” has the meaning set forth in Section 5.21(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement that is binding upon the parties thereto.

“Core Representations” means the representations and warranties contained in Section 3.1, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.17, Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4 or Section 4.6.

“Covenants Not to Compete” has the meaning set forth in Section 5.22.

“CSA” means the Controlled Substances Act.

“Data Room” means the electronic documentation site established prior to the Closing Date at [***] on behalf of Seller.

“DEA” means the United States Drug Enforcement Administration.

“Disclosure Schedule” means the disclosure schedule of Seller to this Agreement, which is incorporated by reference into and made a part of this Agreement.

“Draft Allocation” has the meaning set forth in Section 1.8.

“Environment” has the meaning set forth in CERCLA.

“Environmental Law” means any federal, state, local, municipal or foreign Law relating to the Environment, as in effect on or prior to the Closing Date, including any statute, regulation or order pertaining to: (a) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid hazardous waste; (b) soil, air and water pollution; (c) surface water, groundwater and soil contamination; (d) the Release or threatened Release into the Environment of waste, toxic or hazardous substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; and (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Governmental Authority before which any Proceeding therefor may be brought (regardless of whether enforcement is sought in a Proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity (whether or not incorporated) that, together with any other Person, is or has been considered in the past six (6) years to be under common control and treated as a single employer for purposes of Section 313(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 1.6.

“Escrow Agent” has the meaning set forth in Section 1.5(b)(ii).

“Escrow Agreement” has the meaning set forth in Section 1.6.

“Escrow Deposit” has the meaning set forth in Section 1.5(b)(ii).

“Escrow Period” has the meaning set forth in Section 1.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Claims” has the meaning set forth in Section 6.10(b).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Final Allocation” has the meaning set forth in Section 1.8.

“Financial Statements” has the meaning set forth in Section 3.8(a).

“GAAP” means United States generally accepted accounting principles, as in effect on the Closing Date.

“Generic Equivalent” means an A/B rated generic version of the Product.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Health Laws” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing, commercialization and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, privacy, promotional practices, pricing, safety surveillance, record keeping and filing of required reports, including the FDA Act, the CDAPCA, the CSA, the PPACA, the Health Insurance Portability and Accountability Act of 1996, the Public Health Service Act, as amended, and applicable regulations issued by a Regulatory Authority.

“Income Tax” means any federal, state, local or foreign Tax measured by or based upon income, including any interest, penalty or addition thereto.

“Income Tax Return” mean a Tax Return relating to Income Taxes.

“IND” has the meaning set forth in Section 3.23(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) any obligation of such Person (i) constituting the principal amount, plus any related accrued and unpaid interest, fees, expenses and prepayment premiums or penalties, of indebtedness for borrowed money; (ii) evidenced by any note, bond, debenture, bankers acceptance, letter of credit or other instrument, facility or debt security (including a purchase money obligation); (iii) upon which interest charges (other than late payment charges) are customarily paid or owed; (iv) issued or assumed as the deferred purchase price of property or services, conditional sale obligations and obligation under any title retention agreement; or (v) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any synthetic lease obligations, sale-leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; (c) any direct or indirect guarantee (or keepwell agreement) by such Person of any indebtedness of any other Person described in the preceding clause (a); (d) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument (other than those issued in respect of the performance obligations in the ordinary course of business); and (e) any obligations under interest rate, currency and other derivative Contracts.

“Independent Auditor” has the meaning set forth in Section 5.7(c).

“Indemnification Cap” has the meaning set forth in Section 6.3(a).

“Indemnification Threshold” has the meaning set forth in Section 6.3(a).

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Insolvent” means that the fair value of the assets of the relevant Person, at a fair valuation, exceeds the sum of the debts and other Liabilities of such Person.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, whether registered or unregistered, whether owned or held for use under license: (a) patents, patent applications and patent disclosures, together with all divisions, continuations, continuations-in-part, reissues, revisions, additions, extensions and reexaminations thereof; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trademarks, service marks and trade names, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (d) trade secrets and other confidential know-how; (e) websites and internet domain name registrations; (f) any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction; and (g) all other moral, proprietary and intellectual property rights.

“Inventory” has the meaning set forth in Section 1.1(c).

“IRS” means the Internal Revenue Service.

“Knowledge of Purchaser” means the actual knowledge of any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Purchaser.

“Labor Laws” has the meaning set forth in Section 3.19(b).

“Law” means any treaty, statute, law, ordinance, regulation, judgment, decree, injunction, ruling, Order or rule issued, promulgated or entered by or with any Governmental Authority.

“Liability” means any liability or obligation of any kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Liens” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect or other similar restriction, title retention agreement, restriction on transfer, encumbrance, option, easement, rights of access, encroachment, lien or other similar encumbrance.

“Loss” means any claim, liability, shortage, damage, settlement, deficiency, expense (including reasonable attorneys’ and accountants’ fees), assessment, Tax or loss of any kind.

“Material Adverse Effect” means any event, circumstance, change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of Seller with respect to the Purchased Assets or the Business, or on the ability of Seller to consummate the transactions contemplated hereby; provided, however, that in no event shall any effect resulting from the occurrence of any of the following be considered a Material Adverse Effect: (a) any change in general economic or political conditions or changes affecting the industry generally in which Seller operates, so long as such change does not disproportionately affect the Business; (b) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof; (c) any adverse

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

change arising from or relating to any change in accounting requirements applicable to Seller or to any change in Laws or Orders applicable to Seller or, in each case, in the interpretation thereof; (d) the announcement of this Agreement or the transactions contemplated by this Agreement or other communication by Purchaser of its plans or intentions with respect to the Business or the Purchased Assets; (e) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Seller required by this Agreement or, in the case of Seller, taken at the express written consent of Purchaser; (f) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Closing Date (it being understood that the effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred); or (g) any adverse change arising from or relating to the approval or launch of, or any change in the pricing of, any pharmaceutical product other than the Product.

“Medicaid Finished Product” has the meaning set forth in Section 5.21(b).

“Milestone Period” has the meaning set forth in Section 1.7(b).

“NDA” means a New Drug Application pursuant to Section 505 of the FDA Act, including (a) any supplements, amendments or modifications submitted to or required by the FDA, (b) any successor application or procedure designated under the FDA Act (or any successor law to the FDA Act) after the Closing Date (for the avoidance of doubt, this clause (b) refers to a change in the FDA Act rather than a modification of a New Drug Application that is filed on an application and in accordance with a procedure provided for under the FDA Act as of the Closing Date) or (c) any foreign counterpart of a U.S. New Drug Application for approval to market, including, where applicable, applications for labeling, pricing and reimbursement approval.

“Net Sales” means, with respect to a specified period, the actual gross amount invoiced on sales of the Product by a Selling Person to independent, unrelated third parties in bona fide, arm’s length transactions, less the following deductions determined in accordance with GAAP to the extent actually incurred, allowed, paid, accrued, specifically allocated, or included in the gross invoiced sales price with respect to such sales to third parties and not otherwise received, recovered by or reimbursed to such Selling Person calculated to arrive at net sales: (a) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (b) any sales, use, value-added, excise taxes, duties or allowances and/or government charges on the selling price of the Product which fall due and are paid as a consequence of such sale; (c) chargebacks, trade, quantity, cash discounts and rebates actually allowed and taken to the extent customary in the trade, including managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local or other Governmental Authority, or their agencies or purchasers, reimbursers, or trade customers and discounts to customers, including cash coupons, vouchers and loyalty cards (and their redemption) and co-pay assistance; (d) allowances or credits, including allowances or credits to customers on account of rejection, defects or returns of the Product or because of a retroactive price reduction, including for recalls or damaged goods and billing errors; (e) commissions allowed or paid to third party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by the Selling Person; (f)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

amounts payable resulting from governmental (or agency thereof) mandated rebate programs; and (g) other deductions actually taken by customers that are customary in the trade or as permitted by applicable Law and GAAP.

“Net Sales Milestone Payments” has the meaning set forth in Section 1.7(a).

“Net Sales Statement” has the meaning set forth in Section 1.7(b).

“New York Courts” has the meaning set forth in Section 7.11(a).

“Notice of Claim” has the meaning set forth in Section 6.4(a).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority.

“Organizational Documents” of a Person means: (a) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Authority, which filing forms or organizes such Person; and (b) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Authority, which organize or govern the internal affairs of such Person.

“Other Consent” has the meaning set forth in Section 1.9(a).

“Paragraph IV” means Section 505(j)(2)(A)(vii)(IV) of the FDA Act.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Payoff Letter” has the meaning set forth in Section 2.2(h)

“Permitted Liens” means: (a) Liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Financial Statements or that are not yet due; (b) purchase money Liens and Liens securing rental payments under capital lease arrangements; (c) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith; (d) rights of parties under Assigned Contracts to the extent the same relate to performance after the Closing; (e) Liens of lessors or licensors in the assets leased or licensed; and (f) other Liens arising not in connection with the borrowing of money, which do not materially affect the ownership or use of the underlying Purchased Asset.

“Person” means any natural person and any firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“PPACA” means the Patient Protection and Affordable Care Act.

“Proceeding” means any action, suit, arbitration, mediation, litigation, hearing, audit or administrative proceeding involving any Governmental Authority.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Product” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser FDA Letters” has the meaning set forth in Section 2.3(f).

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Rebates” means rebates, price reductions and administrative fees and related adjustments charged by or payments to (a) state Medicaid and other federal, state and local governmental programs and their participants, and by health plans, insurance companies, Medicare Part D prescription drug plans, pharmacy benefits managers, mail service pharmacies, long term care providers, specialty pharmacies and other health care providers, or their agencies or purchasers, reimbursers, or trade customers and discounts to customers, including cash coupons, vouchers, loyalty cards (and their redemption) and co-pay assistance, and (b) service, administrative and inventory management fees due to wholesalers, distributors and group purchasing organizations based on sales of the Product (in each case, other than Chargebacks).

“Registered Intellectual Property Rights” has the meaning set forth in Section 3.14(b).

“Regulatory Authority” means any national (e.g., the FDA in the United States), supra-national, regional, state or local Governmental Authority involved in the granting of Seller Permits, in any given jurisdiction, including, as applicable, the FDA, Health Canada, European Medicines Agency (EMA), the Drug Enforcement Administration (DEA), Centers for Medicare and Medicaid Services (CMS).

“Regulatory Files” means (a) all adverse event reports and other data, information and materials relating to adverse experiences and other safety issues with respect to the Product; (b) all material correspondence between Seller and any Governmental Authority relating to the Product, including any filings, submissions, safety reports or updates, complaint files and product quality reviews and all clinical or pre-clinical data derived from clinical studies conducted or sponsored by Seller; and (c) all other records, data and material held by Seller with respect to its compliance with the FDA Act, CDAPCA, CSA, PPACA and applicable regulations issued by a Regulatory Authority (both with respect to the Product and to Seller’s activities subject to the FDA Act, CDAPCA, CSA, PPACA or the applicable regulations issued by a Regulatory Authority).

“Release” has the meaning set forth in CERCLA.

“Response Notice” has the meaning set forth in Section 6.4(b).

“Restricted Business” has the meaning set forth in Section 5.1(b).

“SEC” has the meaning set forth in Section 5.12.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Section 1060 Consideration” has the meaning set forth in Section 1.8.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” means each Benefit Plan under which Seller has or may have any Liabilities.

“Seller Brands” has the meaning set forth in Section 5.19.

“Seller FDA Letters” has the meaning set forth in Section 2.22(e).

“Seller Indemnified Party” has the meaning set forth in Section 6.2(b).

“Seller Insurance Policies” has the meaning set forth in Section 3.24.

“Seller Intellectual Property” means all of Intellectual Property Rights related to the Product or the Business or that are necessary for the conduct of the Business as currently conducted by Seller.

“Seller Permits” has the meaning set forth in Section 3.20.

“Seller Representative” has the meaning set forth in Section 5.20.

“Seller’s Knowledge” means the actual knowledge of Peter Lankau, William Maichle and Neil Milano.

“Selling Person” means Purchaser, each of its Affiliates and each licensee, sublicensee, assignee or other grantee of rights from Purchaser or any of its Affiliates or another Selling Person to develop, market or sell the Product or any Affiliate of the foregoing.

“Senior Debt” has the meaning set forth in Section 1.5(b)(i).

“Straddle Period” has the meaning set forth in Section 5.16(a)(ii).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person or a Governmental Authority), whether incorporated or unincorporated, with respect to which such Person, directly or indirectly: (a) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect members of the board of directors or similar body governing the affairs of such other Person or otherwise able to direct the business and policies of such other Person or (b) would be entitled to receive at least a majority of the assets of such other Person upon the dissolution thereof.

“Tail Policy” has the meaning set forth in Section 5.11.

“Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, ad valorem, service, service use, business, unclaimed property, escheat, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

alternative or add-on minimum, estimated, or other tax, duty, levy, assessment, deduction, withholding or similar charge of any kind whatsoever imposed, assessed or collected by, or payable to, any Governmental Authority including any interest, penalties or additions thereto.

“Tax Returns” means all returns, reports, forms, declarations, statements, estimated returns, elections, disclosures, claims for refund and information returns supplied or required to be supplied to a Governmental Authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.5(a).

“Trademark Period” has the meaning set forth in Section 5.19.

“Transaction Documents” means the Escrow Agreement, the Bill of Sale, the Assignment of Contracts, the Assignments of Transferred Intellectual Property, the Transition Plan, the documents referred to in Section 2.2 and any other document or instrument (other than this Agreement) to be entered into by or among the Parties in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means all sales, use, transfer, documentary, stamp, registration and other similar Taxes, and all conveyance, recording and other similar fees, incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Intellectual Property” has the meaning set forth in Section 1.1(e).

“Transition Plan” has the meaning set forth in Section 5.3(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder or any similar state or local law.

“Unaudited Financial Statements” has the meaning set forth in Section 3.8(a).

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Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.